Exhibit (a)(1)(A)

Offer to Purchase

All Issued and Outstanding Shares of Common Stock

of

GENERATION BIO CO.

at

A Price per Share of $4.2913, Plus One Contingent Value Right (“CVR”), Which Represents the Right to Receive Potential Payments, in Cash, Contingent upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

by

XRA 7 CORP.

and

XOMA ROYALTY CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON FEBRUARY 8, 2026 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

XOMA Royalty Corporation, a Nevada corporation (“Parent”) and XRA 7 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Buyer Entities”) are commencing a tender offer (the “Offer”) to acquire all of the issued and outstanding shares (the “Company Shares”) of common stock, par value $0.0001 per share (the “Company Common Stock”), of Generation Bio Co., a Delaware corporation (the “Company” or “Generation Bio”), for (i) $4.2913 per Company Share, payable in cash, without interest and less any applicable tax withholding (such amount, or any different amount per share paid pursuant to the Offer, the “Cash Amount”), plus (ii) one non-tradeable contingent value right per Company Share (each, a “CVR”), which represents the right to receive certain payments in cash in accordance with the terms and subject to the conditions of the CVR Agreement (as defined below) (the Cash Amount plus one CVR, together, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Capitalized terms used and not defined in this Offer to Purchase have the meanings given to such terms in the Merger Agreement (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 15, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among the Company and Buyer Entities, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company, without a meeting or any further action of the Company stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will be the surviving corporation (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Merger Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Buyer Entities will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Company Shares, each outstanding Company Share, other than Company Shares (A) owned by the Company immediately prior to the Effective Time,

(B) owned by Merger Sub, Parent or any other subsidiary of Parent at the commencement of the Offer and by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time, (C) irrevocably accepted for purchase in the Offer or (D) held by any stockholders or owned by any beneficial owners of capital stock of the Company who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price. As of immediately prior to the Offer Closing Time, the vesting for each option to purchase Company Shares from the Company (“Company Options,” and each, a “Company Option”) shall be accelerated and at the Effective Time (A) each Company Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of the Common Stock underlying such In-the-Money Option at the Effective Time by (y) the number of shares of the Common Stock underlying such In-the-Money Option at the Effective Time and (B) each Company Option that has a per share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) will be automatically cancelled for no consideration. Unless otherwise determined by the Company Board, no later than five Business Days prior to the Effective Time, each restricted stock unit award (“Company Restricted Stock Unit Award”) that is then outstanding and unvested shall become vested in full and shall be settled by issuing to the holder a number of shares of Company Common Stock underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for taxes, which may be satisfied by net share settlement) and such shares of Company Common Stock issued in respect of the Company Restricted Stock Unit Awards shall be treated in the same manner as other shares of Company Common Stock at the Effective Time.

As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Company Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount as it may be the only consideration you receive in the Offer. On January 8, 2026 the last full trading day prior to the date of this Offer to Purchase, the closing price of the Company Common Stock as reported on The Nasdaq Global Select Market was $5.51 per Company Share.

On December 15, 2025, the Company’s board of directors (the “Company Board”) unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and approved the CVR Agreement and the Transactions contemplated thereby; and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Company Shares to Buyer Entities pursuant to the Offer.

The Offer is subject to various conditions. See “The Tender Offer—Section 9. Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 12 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Company Shares.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January 9, 2026

IMPORTANT

If you desire to tender all or any portion of your Company Shares to us pursuant to the Offer, you should either: (i) if you hold your Company Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”), and either deliver the certificates (if any) for your Company Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Company Shares by book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Company Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Company Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Company Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Company Shares to us pursuant to the Offer.

* * *

Questions and requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

SUMMARY TERM SHEET

XOMA Royalty Corporation, a Nevada corporation (“Parent”) and XRA 7 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Buyer Entities”) are commencing a tender offer (the “Offer”) to acquire all of the issued and outstanding shares (the “Company Shares”) of common stock, par value $0.0001 per share (the “Company Common Stock”), of Generation Bio Co., a Delaware corporation (the “Company”), for (i) $4.2913 per Company Share, payable in cash, without interest and less any applicable tax withholding (such amount, or any different amount per share paid pursuant to the Offer, the “Cash Amount”), plus (ii) one non-tradeable contingent value right per Company Share (each, a “CVR”), which represents the right to receive certain payments in cash in accordance with the terms and subject to the conditions of the CVR Agreement (as defined below) (the Cash Amount plus one CVR, together, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 15, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among the Company and Buyer Entities, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company, without a meeting or any further action of the Company stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Merger Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Buyer Entities will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

The following are some questions you, as a stockholder of the Company, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, the contingent value rights agreement, which is in substantially the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”), this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Buyer Entities as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

Parent and Merger Sub, a wholly owned subsidiary of Parent, together known as Buyer Entities, are offering to buy your securities. Merger Sub has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See “The Tender Offer—Section 6. Certain Information Concerning Buyer Entities.”

•	Parent is XOMA Royalty Corporation. See “The Tender Offer—Section 6. Certain Information Concerning Buyer Entities.”

•	Merger Sub is XRA 7 Corp. See “The Tender Offer—Section 6. Certain Information Concerning Buyer Entities.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	Buyer Entities are seeking to acquire all of the outstanding Company Shares. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

HOW MUCH ARE BUYER ENTITIES OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

Buyer Entities are offering to pay a Cash Amount per Company Share of $4.2913, plus one CVR for each Company Share, which represents the right to receive potential payments, in cash, contingent upon receipt of any CVR Proceeds, as described in the CVR Agreement, without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See “What is the CVR and How Does It Work?” below for additional information about how the CVR Proceeds will be calculated. There is a risk that you may receive no payments under the CVRs. Therefore, the only consideration that you would receive in the Offer is the Cash Amount of $4.2913 per Company Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $4.2913 per Company Share as it may be the only consideration you receive in the Offer. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

You will only receive payments under the CVR Agreement upon the receipt of any CVR Proceeds. In making a decision to tender your Company Shares in the Offer, you should understand that there can be no assurance that you will receive any payments under the CVR Agreement, and therefore, it is possible that the Offer Price may be equal to, and no greater than, the Cash Amount.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

If your Company Shares are registered in your name and you tender your Company Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Company Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Company Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and “The Tender Offer—Section 3. Procedures for Tendering Company Shares.”

WHAT IS THE CVR AND HOW DOES IT WORK?

•

At or prior to the Offer Closing Time, Buyer Entities expect to enter the CVR Agreement with Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company (the “Rights Agent”), which provides for, among other things, the delivery to holders of outstanding Common Stock (“CVR Holders”) certain CVRs of the Company. Each CVR represents the contractual right to receive a pro rata share of certain contingent cash payments equal to “CVR Proceeds” calculated as, without duplication, the amount equal to:

•

if the amount of Closing Net Cash, recalculated by Parent pursuant to the procedures set forth in the CVR Agreement no later than 120 days following the Merger Closing Date (the “Final Net Cash”) is greater than $28.97 million (the “Signing Net Cash”), then the amount equal to (1) the Final Net Cash minus (2) the Signing Net Cash (the “Net Cash Excess”), if any; minus

•	if the Final Net Cash is less than the Signing Net Cash, then the amount equal to (1) the Signing Net Cash minus (2) the Final Net Cash (the “Net Cash Shortfall”), if any; plus

•

cash payments, realized or received after the Merger Closing Date, equal to (1) the return of the security deposit by BMR-Rogers Street LLC (the “Landlord”), which equals $2,051,444 after deducting any amount used, applied or retained by the Landlord pursuant to that certain Lease, dated

August 2, 2018, between the Company and the Landlord regarding the premises located on the first floor and the fourth floor of the building at 301 Binney Street, Cambridge, Massachusetts (the “Binney Lease”), (2) any interest accrued on the bank account maintained by Parent or its Affiliate that contains future lease payment obligations under the Binney Lease transferred by the Company immediately following the Closing provided that Parent may retain from such interest in an amount not to exceed $500,000 to fund reasonable and documented out-of-pocket costs and expenses incurred by Parent or its Affiliates in connection with the Binney Lease (the “Binney Lease Holdback”), and (3) (i) if the amount of up to $30,000,000 allocated to future lease payment obligations under the Binney Lease as of the Merger Closing Date (the “Binney Lease Arrangement Amount”) exceeds the amount paid to the Landlord for settlement and discharge of the obligations of the Company under the Binney Lease (the “Binney Settlement Amount”) pursuant to a termination or other resolution of the Binney Lease by more than $10,000,000, then 100% of the first $10,000,000 and 90% of the remaining amount by which the Binney Lease Arrangement Amount exceeds the Binney Settlement Amount pursuant to such termination or other resolution of the Binney Lease, or (ii) if the amount by which the Binney Lease Arrangement Amount exceeds the Binney Settlement Amount is less than $10,000,000, then 90% of the amount by which the Binney Lease Arrangement Amount exceeds the Binney Settlement Amount, in each case, net of (X) any amounts used or retained by the Landlord and (Y) reasonable, documented out-of-pocket costs and expenses (excluding any taxes) incurred by Parent in connection with the termination, settlement or resolution of the Binney Lease, to the extent not otherwise reimbursed from the Binney Lease Holdback (the “Binney Lease Receivable Amount”), if any; plus

•

Net Proceeds, as defined in the CVR Agreement, during the 10-year CVR period, starting at 70% of net proceeds, subject to certain exceptions, for transactions in years 1–2 following the Merger Closing Date, 60% in years 3–4 following the Merger Closing Date, 50% in years 5–6 following the Merger Closing Date, and 30% in years 7–10 following the Merger Closing Date with respect to the Legacy Assets (which is defined in the CVR Agreement as (a) intellectual property rights of the Company existing as of the Merger Closing Date, if any, (b) any continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues of any of the patents included in such intellectual property rights, (c) any patents that issue on any of the foregoing, and (d) any corresponding foreign patents to the foregoing) (such programs, “Legacy Assets”) if a Legacy Assets Transaction (which is defined in the CVR Agreement as “a product-level financing arrangement for, or the sale, transfer, license or other disposition by Parent or any of its Affiliates, including the Company (after the Merger), of all or any part of any Legacy Assets”) (a “Legacy Assets Transaction”) occurs within five years following the Merger Closing Date (the “Legacy Assets Transaction Period”) if there remain any unused funds in the Legacy Assets Maintenance Fund (as defined in the CVR Agreement) following the end of the Expiration Date (such funds, the “Remaining Funds”), then 100% of such Remaining Funds, if any; plus

•

a percentage of Net Proceeds (if any), starting at 90% in years 1–3 following the Merger Closing Date, 80% in years 4–5 following the Merger Closing Date, 70% in years 6–7 following the Merger Closing Date, and 50% in years 8–10 following the Merger Closing Date with respect to the Company’s existing Collaboration and License Agreement, dated March 23, 2023, with ModernaTX, Inc., as amended (the “Moderna Collaboration”) during the 10-year CVR period (the “Moderna Collaboration Proceeds”), if any.

•

We cannot predict whether any CVR Proceeds will be received or, if any CVR Proceeds are received, the amount or timing of any such receipt. In connection with the Offer, Buyer Entities did not engage any independent valuation firm to conduct an analysis of the potential value of the CVR Proceeds or receive any material non-public information assessing the value of the CVR Proceeds. Buyer Entities are relying on the Company’s estimate of the CVR Proceeds that would be payable.

•

The Company estimates the maximum contingent CVR Proceeds that would be payable pursuant to the CVRs (assuming all of the CVR Proceeds are earned) will be approximately $25.01 per Company Share. This estimate was derived based on the Company’s estimates of proceeds that are likely to become payable under the Moderna Collaboration during the 10-year CVR period, minus estimated expenses, such as intellectual property maintenance and reimbursement expenses. The estimate of maximum CVR Proceeds (i) assumes that there will be no positive or negative adjustment to the CVR Proceeds because of a Net Cash Excess or a Net Cash Shortfall, respectively, and (ii) does not include CVR Payments potentially payable with respect to the Binney Lease Receivable Amount or the Legacy Assets Transaction Proceeds.

•

There can be no assurance that the CVR Holders will receive any payments under the CVR Agreement or in connection with the CVRs, nor is there any assurance regarding the exact amount of any such CVR Proceeds or the timing of any such payment. Accordingly, in deciding whether to tender your Company Shares into the Offer, you should understand that it is possible that no payment will be made pursuant to the CVRs.

•

The CVR Holders will have no greater rights against Buyer Entities under the CVR Agreement, than those of general unsecured creditors of Buyer Entities, including in the event of any bankruptcy. The CVRs would be effectively junior in right of payment to all of Parent’s secured obligations to the extent of the collateral securing such obligations, and the CVRs would be pari passu with all of Parent’s unsecured obligations, including trade payables, pursuant to the CVR Agreement, as applicable.

•

It is currently anticipated that up to an aggregate of 6,756,190 CVRs will be issued. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?

•

Yes. You will only receive payments with respect to your CVRs if CVR Proceeds are received between the Merger Closing Date and the Expiration Date. “Expiration Date” means ten years following the Merger Closing Date. If no CVR Proceeds are received, you will receive only the Cash Amount for your Company Shares and no payments with respect to your CVRs.

•

In considering whether to tender your Company Shares in the Offer, you should consider that it is entirely possible that no cash will be distributed to the CVR Holders under the terms of the CVR Agreement.

For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?

•

The CVRs will not be transferable except: (i) upon death of the CVR Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the CVR Holder upon the death of the CVR Holder, (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the Depository Trust Company (“DTC”); or (vi) by abandonment of the CVR to Buyer Entities without consideration. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?

•

In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Parent, any constituent corporation party to the Merger or any of its affiliates. Except for any interest accrued on the Binney Lease Receivable Amount in excess of the Binney Lease Holdback and otherwise payable to the CVR Holders as part of the Binney Lease Receivable Amount, no interest will accrue or become payable in respect of any of the amounts that may become payable on the CVRs. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

WHY ARE BUYER ENTITIES MAKING THE OFFER?

•

Buyer Entities have undertaken to acquire control of, and the entire equity interest in, the Company because the acquisition would add to Parent’s cash balance. See “Special Factors—Section 2. Purpose of the Offer and Plans for the Company” and “The Tender Offer—Section 1. Terms of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

Pursuant to the Merger Agreement, Buyer Entities’ obligation to accept Company Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Buyer Entities will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) (relating to Buyer Entities’ obligation to pay for or return tendered Company Shares promptly after the termination or withdrawal of the Offer), pay for any Company Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Company Shares or may terminate or amend the Offer, if:

(a)

prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) at least one Company Share more than 50% of the number of Company Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:

(i)

there shall be any Legal Restraint (as defined in the Merger Agreement) in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement;

(ii)

(A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization), Section 4.08(a) of the Merger Agreement (Absence of Changes), Section 4.19 of the Merger Agreement (No Financial Advisors) and Section 4.25 of the Merger Agreement (Opinion of Financial Advisor)) shall not be true and correct as of the date of the Merger Agreement (the “Agreement Date”) and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”);

(B) any representation or warranty of the Company set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger

Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization) (other than with respect to Section 4.05(a) and (c)), Section 4.19 of the Merger Agreement (No Financial Advisors), Section 4.25 of the Merger Agreement (Opinion of Financial Advisor), and the Closing Cash Schedule (as defined in the Merger Agreement) shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date),

(C) any representation or warranty of the Company set forth in Sections 4.06(a) and (c) of the Merger Agreement (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and

(D) any representation or warranty of the Company set forth in Section 4.08(a) of the Merger Agreement (Absence of Changes) shall not be true and correct in all respects as of such time;

(iii)

the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation the Company’s obligations under Section 6.02 (No Solicitation) of the Merger Agreement;

(iv)

Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer; or

(v)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”).

Buyer Entities reserve the right to waive certain of the conditions to the Offer in their sole discretion; provided that they may not waive the Minimum Tender Condition or the Termination Condition.

A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 9. Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. the Company and Buyer Entities have entered into the Merger Agreement. The Merger Agreement provides for, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.” Additionally, the performance of all obligations of Merger Sub under the Merger Agreement have been guaranteed by Parent therein, subject to the terms and conditions set forth therein.

DO BUYER ENTITIES HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?

•	Yes. Buyer Entities have available cash balances to pay cash consideration for all Company Shares accepted for payment in the Offer. See “The Tender Offer—Section 8. Source and Amount of Funds.”

SHOULD BUYER ENTITIES’ FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No, Buyer Entities do not believe their financial condition is relevant to your decision whether to tender your Company Shares and accept the Offer because: (i) the Offer is being made for all issued and outstanding Company Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; and (iii) if Buyer Entities consummate the Offer, Buyer Entities will acquire all remaining Company Shares for the same price in the Merger. See “The Tender Offer—Section 8. Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have until one minute after 11:59 p.m. Eastern Time on February 8, 2026, to tender your Company Shares in the Offer, unless Buyer Entities extend the Offer, in which event you will have until the Expiration Date of the Offer as so extended. See also “The Tender Offer—Section 1. Terms of the Offer.”

CAN THE OFFER BE FURTHER EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

Yes, the Offer can be extended. Buyer Entities have agreed in the Merger Agreement, subject to their rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration of the Offer the Minimum Tender Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Buyer Entities (set forth in “The Tender Offer—Section 9. Conditions of the Offer”), Buyer Entities may, in their discretion, or at the request of the Company, Buyer Entities shall, extend the Offer (i) for periods of up to ten (10) business days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of The Nasdaq Stock Market, LLC (“Nasdaq”) applicable to the Offer; provided, that, in no event shall Parent or Merger Sub be permitted or required to extend the Offer beyond April 15, 2026 (the “Outside Date”).

HOW WILL I BE NOTIFIED IF THE OFFER IS FURTHER EXTENDED?

•

If Buyer Entities extend the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will file with the SEC and disseminate to the holders of Company Shares, as and to the extent required by law, a supplement or amendment to this Offer to Purchase giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Company Shares directly as the registered owner, you can: (i) tender your Company Shares in the Offer by delivering the certificates (if any) representing your Company Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Company Shares by following the procedure for book-entry set forth in “The Tender Offer—Section 3. Procedures for Tendering Company Shares,” not later than the expiration of the Offer. See “The Tender Offer—Section 3. Procedures for Tendering Company Shares.”

•

If you hold your Company Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Company Shares and give instructions that your Company Shares be tendered. You should contact the institution that holds your Company Shares for more details.

•

In all cases, payment for tendered Company Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates (if any) for such Company Shares and a properly completed and duly executed Letter of Transmittal and any other required documents for such

Company Shares (or of a confirmation of a book-entry transfer of such Company Shares as described in “The Tender Offer—Section 3. Procedures for Tendering Company Shares”). See also “The Tender Offer—Section 2. Acceptance for Payment and Payment for Company Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

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You may withdraw previously tendered Company Shares any time prior to one minute after 11:59 p.m. Eastern Time on February 8, 2026, unless Buyer Entities extend the Offer. See “The Tender Offer—Section 4. Withdrawal Rights.”

•

In addition, pursuant to Section 14(d)(5) of the Exchange Act, as amended, Company Shares may be withdrawn at any time after March 10, 2026, which is the 60th day after the date of the commencement of the Offer, unless such Company Shares have already been accepted for payment by Buyer Entities pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

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To withdraw previously tendered Company Shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Company Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Company Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

WHAT DOES THE COMPANY BOARD THINK OF THE OFFER?

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After careful consideration, the members of the Company’s board of directors (the “Company Board”) have unanimously recommended that you accept the Offer. The Company’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it will file with the SEC. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

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If we accept Company Shares for payment pursuant to the Offer that represent at least one Company Share more than 50% of the number of Company Shares that are then issued and outstanding as of the expiration of the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Company Shares to effect the Merger without a vote by the Company stockholders under the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, then the Company will become a wholly owned subsidiary of Parent and each issued and then outstanding Company Share, other than (i) Company Shares that (a) are owned by the Company or held in the treasury by the Company, (b) were owned by Parent, Merger Sub or any other subsidiary of Parent at the commencement of the Offer and are owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time, or (c) was irrevocably accepted for purchase in the Offer by Buyer Entities, or (ii) Company Shares that are held by any stockholders or owned by any beneficial owners of capital stock of the Company who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest. For more information, see the “Introduction” below.

•

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer (the “Offer Closing Time”). See “Special Factors—Section 2. Purpose of the Offer and Plans for the Company” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL GENERATION BIO CONTINUE AS A PUBLIC COMPANY?

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No. Immediately following the Offer Closing Time and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, the Company Shares will be delisted from Nasdaq, the Company’s obligations to file periodic reports under the Exchange Act will be suspended, and the Company will be privately held. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Company Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

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If you decide not to tender your Company Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Company Shares in the Offer.

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If you decide not to tender your Company Shares in the Offer and the Merger does not occur, you will remain a stockholder of the Company. Subject to limited conditions, if we purchase Company Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Company Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

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Following the Offer Closing Time, the Company Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Company Shares may no longer be used as collateral for loans made by brokers. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Company Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

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On January 8, 2026, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Company Share reported on Nasdaq was $5.51. See “Special Factors—Section 3. Price Range of Company Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

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If the conditions to the Offer as set forth in the Introduction and “The Tender Offer—Section 9. Conditions of the Offer” are satisfied or waived and Buyer Entities consummate the Offer and accept your Company Shares for payment, we will pay you a dollar amount in cash equal to the number of Company Shares you tendered multiplied by the Cash Amount, plus one CVR for each Company Share, in each case without interest, promptly following the time at which Buyer Entities accept for payment Company Shares tendered in the Offer (and in any event within three (3) business days). See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 2. Acceptance for Payment and Payment for Company Shares.”

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We will pay to the holders of CVRs the applicable CVR Proceeds, if any, within 30 days following (a) with respect to Net Cash Excess, if any, the final determination of the Final Net Cash, (b) with respect to any Binney Lease Receivable Amount, no later than 30 days following the later of the (i) final determination of the Final Net Cash and (ii) termination of the Binney Lease; (c) with respect to any Legacy Assets Transaction Proceeds, no later than 30 days following the later of the (i) final determination of the Final Net Cash and (ii) receipt of the corresponding portion of Gross Proceeds (as defined in the CVR Agreement) by Parent or any of its affiliates, pursuant to which Legacy Assets Transaction Proceeds are payable to holders; and (d) with respect to any Moderna Collaboration Proceeds, no later than thirty (30) days following the later of the (i) final determination of the Final Net

Cash and (ii) receipt of the corresponding portion of Gross Proceeds by Parent or any of its Affiliates, pursuant to which Moderna Collaboration Proceeds are payable to CVR Holders.

•	For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF I AM AN EMPLOYEE OF THE COMPANY, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

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As of immediately prior to the Offer Closing Time, the vesting for each outstanding and unvested Company Option shall be accelerated and, after giving effect to such accelerated vesting, at the Effective Time (A) each Company Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of the Common Stock underlying such In-the-Money Option at the Effective Time by (y) the number of shares of the Common Stock underlying such In-the-Money Option at the Effective Time and (B) each Company Option that has a per share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) will be automatically cancelled for no consideration. Unless otherwise determined by the Company Board, no later than five Business Days prior to the Effective Time, each Company Restricted Stock Unit Award that is then outstanding and unvested shall become vested in full and shall be settled by issuing to the holder a number of shares of Company Common Stock underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for taxes, which may be satisfied by net share settlement) and such shares of Company Common Stock issued in respect of the Company Restricted Stock Unit Awards shall be treated in the same manner as other shares of Company Common Stock at the Effective Time.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?

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The receipt of cash and CVRs in exchange for Company Shares pursuant to the Offer or the Merger will generally be treated for U.S. federal income tax purposes as consideration received in a sale or exchange of the Company Shares that you exchange in the Offer or the Merger. The amount of income, gain or loss a holder recognizes, and the timing and character of such income, gain or loss will depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. We intend to treat the receipt of the CVRs as part of a “closed transaction” for U.S. federal income tax purposes and to treat payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. Assuming such treatment is respected by the Internal Revenue Service (“IRS”), a U.S. Holder (as defined below in “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) is expected (except to the extent any portion of such payment is required to be treated as imputed interest as defined below in “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) to recognize upon the closing of the Offer or the Merger, as applicable, gain or loss equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Company Shares sold or exchanged. We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of the Company Options or the Company Restricted Stock Unit Awards participating in the Merger with respect to such Company Options or the Company Restricted Stock Unit Awards are not discussed herein, and such holders or beneficial owners of the Company Options or the Company Restricted Stock Unit Awards are strongly encouraged to consult with their tax advisors regarding such tax consequences. We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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No appraisal rights are available to the holders of Company Shares in connection with the Offer, and holders and beneficial owners who tender their Company Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Buyer Entities purchase Company Shares in the Offer and the Merger is consummated, holders and beneficial owners of Company Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Company Shares in the Offer (or, if tendered, validly and subsequently withdrew such Company Shares prior to the time Buyer Entities accept properly tendered Company Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; (iii) do not thereafter withdraw their demand for appraisal of such Company Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the Company Shares for which the demand is made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the verified list to be filed with the Register in Chancery in the Delaware Court of Chancery will be entitled to demand appraisal of their Company Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Company Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value, if certain conditions are met.

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The “fair value” of the Company Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Company Shares. Holders and beneficial owners should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Buyer Entities and the Company may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Company Shares is less than the Offer Price.

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Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by persons desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in the Schedule 14D-9 to be filed with the SEC by the Company in connection with the Offer. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

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If you tender your Company Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Company Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Company Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Alliance Advisors, LLC, the Information Agent, toll-free at 1-855-206-0806 or email them at GBIO@allianceadvisors.com. See the back cover of this Offer to Purchase.

To All Holders of Company Shares of

Generation Bio Co.

INTRODUCTION

Parent and Merger Sub, a wholly owned subsidiary of Parent, are making the Offer to acquire all issued and outstanding Company Shares for a price per Company Share of $4.2913, plus one CVR for each Company Share, which represents the right to receive potential cash payments, contingent upon receipt of CVR Proceeds, as described herein, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. The Offer is being made pursuant to the Merger Agreement among the Company and Buyer Entities, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company, without a meeting or any further action of the Company stockholders in accordance with Section 251(h) of the DGCL, assuming the conditions set forth in Section 251(h) of the DGCL are met, and the Company will be the Surviving Corporation and a wholly owned subsidiary of Parent. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the satisfaction of the Minimum Tender Condition, Buyer Entities will accept for payment and thereafter pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer at the Offer Closing Time.

As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Company Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount of $4.2913 per Company Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $4.2913 per Company Share as it may be the only consideration you receive in the Offer. On January 8, 2026, the last full trading day prior to the date of this Offer to Purchase, the closing price of the Company Common Stock as reported on Nasdaq was $5.51 per Company Share.

If your Company Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Company Shares by Buyer Entities pursuant to the Offer. If you hold your Company Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.

Buyer Entities shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer Entities’ obligation to pay for or return tendered Company Shares promptly after the termination or withdrawal of the Offer), to pay for any Company Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Company Shares or may terminate or amend the Offer, if:

(i) prior to the Expiration Date, the Minimum Tender Condition shall have not been satisfied; or

(ii) any of the conditions set forth in “The Tender Offer—Section 9. Conditions of the Offer” shall not have been satisfied or waived at the Expiration Date of the Offer.

Buyer Entities reserve the right to waive certain of the conditions to the Offer in their sole discretion; provided that they may not waive the Minimum Tender Condition or the Termination Condition. See “The Tender Offer—Section 9. Conditions of the Offer.”

Pursuant to the terms of the Merger Agreement, the Offer and withdrawal rights will expire one minute after 11:59 p.m. Eastern Time on February 8, 2026 (the “Expiration Date”). See “The Tender Offer —Section 1. Terms of the Offer,” “The Tender Offer—Section 9. Conditions of the Offer” and “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

After careful consideration, the Company Board unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and approved the CVR Agreement and the Transactions contemplated thereby; and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Company Shares to Buyer Entities pursuant to the Offer.

For reasons considered by the Company Board, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Company stockholders.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, the Company and Merger Sub and specified in the certificate of merger).

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Company Shares, each outstanding Company Share, other than Company Shares (A) owned by the Company immediately prior to the Effective Time, (B) owned by Merger Sub, Parent or any other subsidiary of Parent at the commencement of the Offer and by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time, (C) irrevocably accepted for purchase in the Offer or (D) held by any stockholders or owned by any beneficial owners of capital stock of the Company who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest. As of immediately prior to the Offer Closing Time, the vesting for each option to purchase Company Shares from the Company (“Company Options,” and each, a “Company Option”) shall be accelerated and at the Effective Time (A) each Company Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of the Common Stock underlying such In-the-Money Option at the Effective Time by (y) the number of shares of the Common Stock underlying such In-the-Money Option at the Effective Time and (B) each Company Option that has a per share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) will be automatically cancelled for no consideration. Unless otherwise determined by the Company Board, no later than five Business Days prior to the Effective Time, each restricted stock unit award (“Company Restricted Stock Unit Award”) that is then outstanding and unvested shall become vested in full and shall be settled by issuing to the holder a number of shares of Company Common Stock underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for taxes, which may be satisfied by net share settlement) and such shares of Company Common Stock issued in respect of the Company Restricted Stock Unit Awards shall be treated in the same manner as other shares of Company Common Stock at the Effective Time.

The Merger Agreement is more fully described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of the Company Restricted Stock Unit Awards and the Company Options in the Merger. “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Company Shares are tendered and accepted for purchase pursuant to the Offer or whose Company Shares are exchanged in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of the Company’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the Company that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the Company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of the company that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Company Shares for payment pursuant to the Offer, we will hold a sufficient number of Company Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “Special Factors—Section 2. Purpose of the Offer and Plans for the Company.”

The Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS

1.	BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent, Merger Sub and the Company. The following is a description of contacts between representatives of Buyer Entities with representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Schedule 14D-9 being provided to stockholders with this Offer to Purchase.

Background of the Offer and the Merger.

On October 9, 2025, Parent was informed of a strategic opportunity to acquire Generation Bio by TD Securities (USA) LLC (“TD Cowen”), as financial advisor to Generation Bio.

On October 16, 2025, representatives of Parent had a preliminary discussion with representatives of Generation Bio and TD Cowen regarding a potential transaction between Parent and Generation Bio.

Following the discussion, on October 17, 2025, Generation Bio entered into a Mutual Nondisclosure Agreement with Parent, which contained a one-year “standstill” provision with “don’t ask / don’t waive” and customary fall-away provisions, including upon Generation Bio’s public announcement of entry into any change in control transaction.

On October 20, 2025, Generation Bio provided Parent with access to its virtual data room following a discussion between representatives of Parent and Generation Bio addressing the status of Generation Bio’s efforts to wind-down its operations and other sources of liabilities, including the liabilities under the Binney Lease.

On October 24, 2025, Parent sent a presentation slide deck to TD Cowen which discussed potential structures for Parent’s acquisition of Generation Bio, including estimates for Generation Bio’s net cash at a hypothetical closing of a transaction with Parent.

On October 29, 2025, representatives of Generation Bio conducted a management presentation for Parent and held an initial diligence call.

On November 4, 2025, Parent sent a revised presentation slide deck reflecting updates to Generation Bio’s estimated net cash at a hypothetical closing (the “estimated closing net cash”).

On November 6, 2025, TD Cowen informed Parent that the transaction committee of Generation Bio’s board of directors expressed interest in receiving a formal proposal from Parent.

On November 7, 2025, Parent delivered an initial non-binding proposal (the “Initial Proposal”) to acquire 100% of the equity of Generation Bio for (i) a cash price that was $2.5 million less than Generation Bio’s estimated closing net cash, which was expected to be $42 million net of all transaction expenses, wind-down expenses and legacy liabilities of Generation Bio, plus (ii) a contingent value right (“CVR”) representing the right to receive (a) a declining percentage of net proceeds (without interest) from the Moderna Collaboration , starting at 90% in years 0-2 following the Merger Closing Date, 80% in years 3-4 following the Merger Closing Date, 70% in years 5-6 following the Merger Closing Date, and 50% in years 7-10 following the Merger Closing Date and (b) a declining percentage of net proceeds from legacy assets, starting at 70% of net proceeds for transactions in years 1-2 following the Merger Closing Date, 60% in years 3-4 following the Merger Closing Date, 50% in years 5-6 following the Merger Closing Date, and 30% in years 7-10 following the Merger Closing Date. The Initial Proposal further provided that reasonable, customary out-of-pocket expenses of Parent would be reimbursed by Generation Bio. The Initial Proposal also contained an exclusivity provision of 14 days with automatic and successive 10-day extensions unless either party provided 10 days’ notice.

From November 8, 2025 to November 11, 2025, Generation Bio and Parent exchanged comments on the Initial Proposal. During this period, Generation Bio provided a revised draft of Parent’s indication of interest that, among other things, capped Parent’s reimbursable expenses, expressly eliminated any minimum net cash closing condition, and addressed potential liability under the Binney Lease by providing that if such liability was not resolved prior to closing, $20 million would be deducted from net cash at closing, with 90% of any excess over the actual settlement amount payable pursuant to the contingent value right. Generation Bio’s draft also revised the exclusivity provision to provide for a 14-day exclusivity period, followed by a single 10-day extension upon mutual agreement. Parent responded by reinstating its full exclusivity extension provision and adding a new provision contemplating reserves for certain liabilities of Generation Bio.

Following such discussions, on November 12, 2025, representatives of Generation Bio sent a revised draft of the Initial Proposal to Parent, reducing the period for Generation Bio to provide notice for terminating exclusivity extensions to seven days (decreased from 10 days) and rejecting Parent’s position that the agreements would contain reserves. Parent responded on November 12, 2025 by delivering a revised non-binding proposal (the “November 12 Proposal”), which, among other changes, included (i) setting the estimated closing net cash at $42 million, (ii) adding a CVR entitling equityholders to receive 90% of any savings realized if the assumed $20 million liability under the Binney Lease deducted at closing is subsequently settled for less than $20 million, (iii) providing that the definitive agreement will include the base purchase price adjustment if the estimated closing net cash is less than $42 million, (iv) providing that the definitive agreement will not include a minimum net cash amount as a closing condition, (v) revising the tiered shares of net proceeds from the Moderna Collaboration to 90% in years 0-3 following the Merger Closing Date, 80% in years 4-5 following the Merger Closing Date, 70% in years 6-7 following the Merger Closing Date, and 50% in years 8-10 following the Merger Closing Date and (vi) an exclusivity period that initially lasted until November 26, 2025, and would automatically extend in successive 10-day periods unless either party provided a notice of non-renewal. Later on the same date, Generation Bio countersigned and accepted the November 12 Proposal.

On November 14, 2025, representatives of Parent and Generation Bio discussed the status of the potential transaction.

On November 16, 2025, the parties held a diligence call focused on tax matters.

On November 24, 2025, Generation Bio conducted a diligence call with Parent, at which Gibson Dunn & Crutcher LLP (“Gibson Dunn”), counsel to Parent, Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), counsel to Generation Bio, and TD Cowen were also present. During the diligence call, the parties reviewed (i) the status and expected timing of updates to Generation Bio’s estimated closing net cash schedule, (ii) key legacy liabilities and wind-down items, (iii) the status of material contracts (including which agreements are not terminable for convenience and identification of specific agreements which require notices or consents), and (iv) operational matters relating to remaining clinical/manufacturing/storage items and anticipated D&O tail cost estimates.

On November 26, 2025, the parties conducted additional diligence calls focused on Generation Bio’s preparation of the net cash schedule and finance and tax matters. On the same date, representatives of Parent and Generation Bio conferred regarding timing and the status of the Moderna Collaboration.

On November 28, 2025, Generation Bio notified Parent that exclusivity would not be renewed by sending a notice of non-renewal to Parent, such that the exclusivity would expire on December 16, 2025.

Also on November 28, 2025, Gibson Dunn sent an initial draft of the merger agreement to WilmerHale, which contemplated, among other things: (i) the transaction to be structured as a cash tender offer followed by a back-end merger pursuant to Section 251(h) of the DGCL, (ii) a CVR to receive potential payments in accordance with a CVR agreement, (iii) certain stockholders of Generation Bio entering into tender and support agreements with Parent and the Merger Sub, (iv) the acceleration and vesting of Company Restricted Stock Unit

Awards, with such awards settled into shares of Company Common Stock prior to the effective time and treated in the merger in the same manner as shares of Company Common Stock, (v) customary exceptions to the definition of “Company Material Adverse Effect,” (vi) customary representations and warranties with respect to Generation Bio, Parent and Merger Sub, (vii) Generation Bio’s ability to provide due diligence to, and negotiate a merger agreement with, a party making an unsolicited acquisition proposal that constitutes or would reasonably be expected to lead to a superior proposal, and (viii) Generation Bio’s ability to terminate the merger agreement to accept a superior proposal after providing Parent with a right to match such proposal. The draft merger agreement also included (i) a termination fee of $840,000 payable by Generation Bio in certain circumstances, including upon entering into a superior proposal, and (ii) reimbursement of fees and expenses incurred by Parent in connection with the merger agreement and related items. This initial draft merger agreement did not specify the cash price per share.

On December 1, 2025, Generation Bio delivered a revised net cash schedule to Parent (the “December 1 Net Cash Schedule”). On the same date, the parties held a diligence call focused on finance and accounting matters.

On December 3, 2025, representatives of Parent and TD Cowen discussed the items included in the December 1 Net Cash Schedule and timing updates.

On December 3, 2025, Gibson Dunn sent to WilmerHale an initial draft of the CVR agreement, pursuant to which, among other things, each CVR would represent a contractual right to receive contingent cash payments following the closing of the merger with respect to: (i) any excess or shortfall of final net cash as calculated following the closing of the merger as compared to the estimated closing net cash, (ii) the return of the security deposit and other receivable amounts in connection with the Binney Lease, including unused reserves and a specified percentage of any savings realized upon termination of such lease, (iii) a specified percentage of net proceeds received by Parent or its affiliates during the 10-year period post-closing from any sale, transfer, license or other disposition of Generation Bio’s legacy assets, with such percentage declining over time, and (iv) a specified percentage of net proceeds received by Parent or its affiliates during the 10-year period post-closing in respect of the Moderna Collaboration, in each case subject to permitted deductions, audit rights and customary administration provisions.

On December 5, 2025, the representatives of Generation Bio and Parent held a diligence call covering legal and intellectual property topics, including matters related to the Moderna Collaboration. Later that date, Generation Bio provided Parent the calculation for the $4.2389 cash price per share, based on the estimated closing net cash of $31.4 million (the “December 5 Net Cash Schedule”).

Also on December 5, 2025, WilmerHale sent comments on the merger agreement to Gibson Dunn, which reflected certain changes, including, among others, (i) that the calculation of Closing Net Cash was revised to more explicitly deduct specified wind-down costs, Parent’s transaction expenses, and other agreed items, (ii) revisions to the treatment of Company Options (and whether options would be cancelled if not in the money at closing) (iii) that the covenants governing the conduct of Generation Bio’s business were revised to provide additional flexibility to carry out the wind-down process prior to the closing, (iv) narrowed the circumstances where the parties could terminate the agreement once signed, and the situations where Generation Bio would owe a termination fee if it does so terminate (and to eliminate the obligation to reimburse expenses in certain circumstances), and (v) narrowed Generation Bio’s disclosure obligations against Generation Bio representations and warranties (and also to limit Generation Bio’s restrictions in the pre-closing period to make sure Generation Bio could effectuate the wind-down of its operations as contemplated).

On the same date, Gibson Dunn sent an initial draft of the form of tender and support agreement to WilmerHale, which was later agreed to be the final version.

On December 7, 2025, representatives of Generation Bio, Parent, WilmerHale, TD Cowen and Gibson Dunn met virtually to discuss the key open items in the merger agreement and the CVR agreement, including the treatment of outstanding equity awards of Generation Bio, the definition of net cash, the termination fee (and expense reimbursement) provisions and Generation Bio’s representations and warranties. The parties reached alignment on a number of items.

On December 8, 2025, WilmerHale sent a revised draft of the CVR agreement to Gibson Dunn. The changes to the CVR agreement included, among other things, (i) extending the initial “Expiration Date” and the “Legacy Assets Transaction Period” from one year to two years, (ii) removing the net cash excess and shortfall adjustment mechanics from the CVR agreement and addressing such concepts solely in the merger agreement, (iii) adding a $250,000 “Legacy Assets and Expense Fund” to be used by Parent, subject to specified limitations and oversight, to maintain, advance and maximize the value of Generation Bio’s legacy assets and pursue related transactions, (iv) expanding and clarifying the scope of actions Parent may take with respect to Generation Bio’s legacy assets, including financing, development and maintenance activities, in certain cases subject to the prior written consent of the Representative, and (v) updating provisions relating to the treatment of Generation Bio’s equity awards, payment timing, tax treatment and administrative mechanics to align with the revised merger agreement. On the same date, the parties also had a call focused on business development.

On December 8, 2025, Generation Bio provided Parent with an unsolicited proposal to acquire Generation Bio from a third party. Upon receipt of such proposal, Parent and Generation Bio held a discussion on how Parent could improve the November 12 Proposal. Later that date, Parent sent Generation Bio a revised proposal (the “December 8 Proposal”) which lowered the fee that Parent would receive from the transaction from $2.5 million to $1.25 million. The parties resumed negotiations regarding the transaction documentation upon Generation Bio’s acceptance of the December 8 Proposal.

On December 9, 2025, Generation Bio provided Parent with the calculation for the $4.4231 cash price per share, based on the estimated closing net cash of $31.4 million and the reduced fee that Parent would retain as a result of the December 8 Proposal (the “December 9 Net Cash Schedule”).

WilmerHale sent a revised draft of the merger agreement to Gibson Dunn on December 10, 2025, with the key open items being (i) the treatment of Company Options (and whether options would be cancelled if not in the money at closing), (ii) the “Transaction Expenses” definition, where Gibson Dunn proposed treating any transaction bonus payments as “Company Transaction Expenses”, (iii) the scope of Generation Bio’s representations and warranties) and (iv) the extension of the “Outside Date” (at which time, if the transaction has not closed, the parties can terminate the merger agreement) from four months to six months.

On December 12, 2025, in response to Gibson Dunn and Parent’s comments to the December 9 Net Cash Schedule, Generation Bio provided Parent with a revised calculation for the $4.2913 cash price per share (defined as the “Cash Amount” in this Offer), based on the estimated closing net cash of $30.6 million, which Parent confirmed to be final.

Between December 9, 2025 and December 14, 2025, representatives of Gibson Dunn and WilmerHale negotiated the remaining terms of the merger agreement, including, among other things, (i) reflecting $4.2913 as the Cash Amount in the merger agreement, (ii) the treatment of Generation Bio’s equity awards, including that (a) all Out-of-the-Money Options will be canceled for no consideration, (b) no Company Option will receive a CVR, (c) each outstanding In-the-Money Option will be cancelled in exchange for a cash amount equal to the product of (A) the number of underlying shares and (B) the excess of the Cash Amount over the applicable exercise price per In-the-Money Option, and (d) each outstanding Company Restricted Stock Unit Award will, unless otherwise determined by the Generation Bio Board, vest and be settled (subject to applicable withholdings for taxes) in shares of Company Common Stock no later than five Business Days prior to closing, and those shares will receive the same Offer Price consideration at closing, (iii) adding an interim covenant requiring Generation Bio to provide Parent reasonable prior notice of any proposed full settlement of the Binney Lease and to obtain Parent’s consent (not to be unreasonably withheld, conditioned or delayed) before entering into any sublease, license, occupancy agreement or other arrangement that does not fully resolve all of the obligations under the Binney Lease, and (iv) confirming that Parent will not be obligated to provide COBRA or other continued healthcare coverage to Generation Bio’s employees post-closing.

During the same period, representatives of Gibson Dunn and WilmerHale negotiated the remaining terms of the CVR agreement, including, among other things, (i) clarifying that the CVRs are issued only to holders of outstanding Company Common Stock at closing and references to granting CVRs for In-the-Money Options and Company Restricted Stock Unit Awards were deleted, aligning with the treatment of Generation Bio’s equity awards in the merger agreement, (ii) adding that Parent must use commercially reasonable efforts during a five-year “Legacy Assets Transaction Period” to maintain the Legacy Assets and pursue transactions, (iii) adding that a new IP Maintenance Reserve may be withheld from CVR Proceeds during the first-to-third anniversaries window to fund Parent’s reasonable costs and expenses related to the prosecution, maintenance or enforcement of Generation Bio’s legacy assets, and (iv) a “Legacy Assets Maintenance Fund” will be funded with $360,000 at the closing to cover prosecution/maintenance/enforcement costs incurred by Parent.

On December 15, 2025, Parent, Merger Sub and Generation Bio executed the Merger Agreement, which included the form of the CVR Agreement as an exhibit, and contemporaneously therewith, the tender and support agreements were executed and delivered by the parties thereto.

After the closing of trading of the U.S. stock markets later that same day, Generation Bio and Parent issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Parent and Merger Sub to acquire all of the outstanding Shares at the Offer Price.

On January 9, 2026, Parent and Merger Sub filed this Schedule TO commencing the Offer.

2.	PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY.

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent, through Merger Sub, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise.

Stockholders of the Company who sell their Company Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of the target corporation and of each class or series of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for the Company. Immediately following the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation. Merger Sub’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Merger Sub as of immediately prior to the Effective Time, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company will request each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board. The Surviving Corporation will not have any employees, but may engage former employees of the Company as consultants to assist with the performance of the Surviving Corporation’s obligations under the CVR Agreement. No such terms have been agreed upon. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

At the Effective Time, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation in the Merger. The Company Common Stock will be delisted and will no longer be quoted on Nasdaq, and the Company’s obligation to file periodic reports under the Exchange Act will be suspended, and the Company will be privately held.

Except as disclosed in this Offer to Purchase, Buyer Entities do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries.

3.	PRICE RANGE OF COMPANY SHARES; DIVIDENDS.

According to the Company’s Quarterly Report on Form 10-Q for the three months and six months ended September 30, 2025, the Company Shares are traded on Nasdaq under the symbol “GBIO.” The Company has advised Parent that, as of the close of business on January 5, 2026, there were: (i) 6,748,972 Company Shares issued and outstanding; (ii) 899,973 Company Shares subject to outstanding Company Options pursuant to the Company’s 2017 Equity Incentive Plan, as amended, 2020 Stock Incentive Plan and 2025 Inducement Stock Incentive Plan (together, the “Company Equity Plans”), 39,860 of which were In-the-Money Options, based on the Cash Amount of $4.2913 per Company Share; and (iii) 7,218 Company Shares subject to outstanding Company Restricted Stock Unit Awards, pursuant to the Company Equity Plans. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Company Share on Nasdaq with respect to the fiscal years ended December 31, 2025, 2024 and 2023 and the current fiscal year.

Current Fiscal Year	High	Low
First Quarter (through January 7, 2026)	$5.62	$5.31

Fiscal Year Ended December 31, 2025	High	Low
First Quarter	$12.40	$4.013
Second Quarter	4.60	3.004
Third Quarter	6.95	3.111
Fourth Quarter	6.92	4.91

Fiscal Year Ended December 31, 2024	High	Low
First Quarter	$42.90	$16.20
Second Quarter	46.50	25.20
Third Quarter	36.50	20.80
Fourth Quarter	27.40	7.50

Fiscal Year Ended December 31, 2023	High	Low
First Quarter	$73.50	$34.00
Second Quarter	60.90	31.50
Third Quarter	69.80	35.10
Fourth Quarter	39.099	8.60

On January 8, 2026, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price per Company Share on Nasdaq during normal trading hours was $5.51 per Company Share.

The Company has never paid cash dividends on the Company Common Stock. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See “The Tender Offer—Section 10. Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Company Shares.

4.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMPANY SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Company Shares. The purchase of Company Shares pursuant to the Offer will reduce the number of Company Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Company Shares held by the public. The purchase of Company Shares pursuant to the Offer can also be expected to reduce the number of holders of Company Shares. We cannot predict whether the reduction in the number of Company Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Company Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending on the number of Company Shares purchased pursuant to the Offer, the Company Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market LLC, Nasdaq would consider disqualifying the Company Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Company Shares falls below 400; (ii) the bid price for a Company Share over a 30 consecutive business day period is less than $1.00; or (iii) (A) the Company has stockholders’ equity of less than $10 million, the number of publicly held Company Shares falls below 750,000, the market value of publicly held Company Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Company Shares over a ten consecutive business day period; (B) the number of publicly held Company Shares falls below 1,100,000, the market value of publicly held Company Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Company Shares over a ten consecutive business day period, or the market value of the Company’s listed securities is less than $50 million over a 30 consecutive business day period; or (C) the number of publicly held shares falls below 1,100,000, the market value of publicly held Company Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Company Shares over a ten consecutive business day period, or the Company’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Company Shares held by officers or directors of the Company, or by any beneficial owner of more than 10 percent of the Company Shares, will not be considered as being publicly held for this purpose. According to the Company, there were, as of January 5, 2026: (i) 6,748,972 Company Shares issued and outstanding; (ii) 899,973 Company Shares subject to outstanding Company Options pursuant to the Company Equity Plans, 39,860 of which were In-the-Money Options, based on the Cash Amount of $4.2913 per Company Share; and (iii) 7,218 Company Shares subject to outstanding Company Restricted Stock Unit Awards, pursuant to the Company Equity Plans. If, as a result of the purchase of Company Shares pursuant to the Offer or otherwise, the Company Shares are delisted from Nasdaq, the market for Company Shares will be adversely affected.

If Nasdaq were to delist the Company Shares, it is possible that the Company Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Company Shares would be reported by other sources. The extent of the public market for such Company Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Company Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Company Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Company Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Trading in the Company Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Company Shares currently are registered under the Exchange Act. The purchase of the Company Shares pursuant to the Offer may result in the Company Shares becoming eligible for deregistration under the Exchange Act. Registration of the Company Shares may be suspended by the Company upon application to the SEC if the outstanding Company Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Company Shares.

We intend to seek to cause the Company to apply for suspension of registration of the Company Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Company Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Company Shares. In addition, if the Company Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Company Shares under the Exchange Act were suspended, the Company Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Company Shares is not suspended prior to the Merger, then the registration of the Company Shares under the Exchange Act will be suspended following completion of the Merger.

Margin Regulations. The Company Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Company Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Company Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Company Shares would be ineligible as collateral for margin loans made by brokers.

5.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Company Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information purposes only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders who hold their Company Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Company Shares through such entities, certain financial institutions, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies or investors therein, persons who hold their Company Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Company Shares, Holders that exercise appraisal rights, Holders whose Company Shares are “qualified small business stock” within the meaning of Section 1202 of the Code or Company Shares to which the rollover provisions of Section 1045 of the Code apply, and persons who acquired their Company Shares upon the vesting and cancellation of the Company Options or the Company Restricted Stock Unit Awards in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, any alternative minimum tax consequences, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Company Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) (“U.S. persons”) have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Company Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder and/or a Non-U.S. Holder.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) exchanges Company Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Company Shares should consult their tax advisors regarding the particular tax consequences of exchanging Company Shares for cash and CVRs pursuant to the Offer or the Merger applicable to them.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Company Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.

Tax Consequences for U.S. Holders.

The exchange of Company Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Company Shares pursuant to the Offer or the Merger because the Company Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs or payments received thereunder in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, or in some other manner, and such questions are inherently factual in nature. Accordingly, Holders are urged to consult with their tax advisors regarding this issue.

Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVR is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. As noted above, there is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.

As a result, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of the receipt of the CVRs or the receipt of any payment pursuant to the CVRs. However, we intend to treat the receipt of the CVRs as a closed transaction and payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. No opinion of counsel or ruling from the IRS has been or will be sought regarding the tax treatment of the CVRs and payments received pursuant to the CVRs. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment. In such event, the tax consequences of the receipt of CVRs and/or payments with respect to the CVRs could differ materially from those summarized below (including, potentially, a portion or all of payments made with respect to the CVRs giving rise to ordinary income, rather than capital gain).

Treatment as a Closed Transaction. If the receipt of a CVR is part of a closed transaction, a U.S. Holder generally would recognize capital gain or loss on a sale of Company Shares for the Offer Price pursuant to the Offer or an exchange of Company Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Company Shares sold or exchanged. Gain or loss generally would be calculated separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. The proper method to determine the fair market value of a CVR is not clear and various factors would need to be considered in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Company Shares exceeds one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR (determined as of the closing of the Offer or the Effective Time, as the case may be) as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be. We intend to cooperate with the Depositary and Paying Agent to send to each U.S. Holder an IRS Form 1099-B reflecting our determination of the fair market value of the CVRs issued in the Offer or Merger. Such determination is not binding on the IRS as to the stockholder’s tax treatment or the fair market value of the CVRs.

As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs, and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, if a payment with respect to a CVR were to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. We intend to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss should be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize capital loss to the extent of any remaining basis after the expiration of all rights to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.

Treatment as an Open Transaction. If the receipt of a CVR pursuant to the Offer or the Merger is treated under the open transaction method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Company Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. A U.S. Holder would generally recognize capital gain upon closing of the Offer or the Merger, as applicable, to the extent the amount of cash received upon the closing exceeds such U.S. Holder’s adjusted tax basis in the Company Shares sold or exchanged (but may not be able to recognize loss upon the closing (as discussed further below)). The U.S. Holder would take payments pursuant to the CVRs into account when received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Company Shares.

If the receipt of a CVR is part of an open transaction then, although not entirely clear, the sum of the Cash Amount received for a U.S. Holder’s Company Shares and the portion of the payments pursuant to the CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Company Shares and any excess treated as gain. A U.S. Holder will recognize capital loss with respect to a Company Share to the extent that the Holder’s adjusted tax basis in such Company Share exceeds the sum of the Cash Amount received for such Company Share and the cash received pursuant to the CVR that is not treated as imputed interest, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Company Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Company Shares (that is, Company Shares of the same class acquired at the same cost on the same day) exchanged pursuant to the Offer or the Merger.

Imputed Interest. A portion of any payments pursuant to the CVRs that are made more than six months after the closing of the Offer or the Effective Time, as the case may be, may be treated as imputed interest under Section 483 of the Code , which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code (if any) using such Holder’s regular method of accounting for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors with respect to the proper characterization of the CVRs and the tax consequences thereof (including any future payments made under the CVRs).

Tax Consequences for Non-U.S. Holders.

Any gain realized by a Non-U.S. Holder upon the tender of Company Shares pursuant to the Offer or the exchange of Company Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:

(i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences for U.S. Holders”), except that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate);

(ii) the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses); or

(iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of closing of the Offer or the Effective Time or the period during which the Non-U.S. Holder held Company Shares, and, if shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the Company Shares at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in clause (i) above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, the Company believes that it is not, and has not been, a “U.S. real property holding corporation” at any time during the five-year period preceding the Offer and the Merger.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “Tax Consequences for U.S. Holders—Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that the Depositary and Paying Agent or other withholding agent may withhold additional amounts on payments with respect to the CVRs.

Amounts treated as imputed interest that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to U.S. Holders, as described above under “—Tax Consequences for U.S. Holders.” In such cases, the Non-U.S. Holder will not be subject to withholding so long as such Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, interest received by a non-U.S. corporation that is effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See “The Tender Offer—Section 3. Procedures for Tendering Company Shares” for information regarding the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders.

If any amounts withheld exceed the Non-U.S. Holder’s U.S. federal income tax liability, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Non-U.S. Holders are urged to consult their tax advisors regarding the particular tax consequences to them of exchanging Company Shares in the Offer or the Merger, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.

The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors to determine which IRS Form W-8 is appropriate.

As discussed above, we intend to send to each U.S. Holder an IRS Form 1099-B treating the Offer or the Merger, as applicable, as a “closed transaction” for U.S. federal income tax purposes. Accordingly, U.S. Holders that intend to treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their tax advisors regarding how to accurately report their income under this method.

Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the Depositary and Paying Agent or another applicable withholding agent will be required to withhold tax at a rate of 30% on payments of amounts treated as interest pursuant to U.S. tax law to any Non-U.S. Holder that fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Under currently proposed Treasury Regulations, FATCA withholding does not apply to payments that are treated as gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Company Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Each Non-U.S. Holder should consult its tax advisor regarding the application of FATCA to the CVRs.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF COMPANY OPTIONS OR COMPANY RESTRICTED STOCK UNIT AWARDS PARTICIPATING IN THE MERGER WITH RESPECT TO SUCH COMPANY OPTIONS OR COMPANY RESTRICTED STOCK UNIT AWARDS ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF COMPANY OPTIONS OR COMPANY RESTRICTED STOCK UNIT AWARDS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

THE TENDER OFFER

1.	TERMS OF THE OFFER.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Company Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.” The Offer will expire one minute after 11:59 p.m. Eastern Time on February 8, 2026, unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the Expiration Date of the Offer is so extended.

Buyer Entities are offering to pay a cash amount per Company Share of $4.2913 (the “Cash Amount”), plus one CVR for each Company Share, which represents the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement, payable without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Company Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount of $4.2913 per Company Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $4.2913 per Company Share as it may be the only consideration you receive in the Offer. On January 8, 2026, the last full trading day prior to the date of this Offer to Purchase, the closing price of Company Common Stock as reported on Nasdaq was $5.51 per Company Share.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in “The Tender Offer—Section 9. Conditions of the Offer.” We may terminate the Offer without purchasing any Company Shares if certain events described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

Buyer Entities expressly reserve the right, in their sole discretion, to: (i) waive, in whole or in part, any Offer Condition, other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that the Company’s consent is required for Buyer Entities to:

(A) reduce the number of Company Shares subject to the Offer;

(B) reduce the Offer Price;

(C) waive, amend or modify the Termination Condition;

(D) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Shares;

(E) terminate, extend or otherwise amend or modify the Expiration Date of the Offer other than as provided in the Merger Agreement;

(F) change the form or terms of consideration payable in the Offer;

(G) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Shares; or

(H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Buyer Entities will accept for payment and thereafter pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The Offer will not permit Company Shares to be tendered pursuant to guaranteed delivery procedures.

If, on or before the Expiration Date, we increase the consideration being paid for Company Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Company Shares are purchased in the Offer, whether or not such Company Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (A) through (H) above.

The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, (A) Buyer Entities may elect to (and if so requested by the Company, will) extend the Offer for one or more consecutive increments of such duration as requested by the Company, but not more than ten (10) business days each, if as of the then-scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement and (B) Buyer Entities shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Buyer Entities shall not, and shall not be required to, extend the Offer beyond the Outside Date of 11:59 p.m. Eastern Time on April 15, 2026.

See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Company Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Without the Company’s consent, there will not be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following the disclosure of such change to stockholders to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Company Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer” have not been satisfied. Under certain circumstances, Buyer Entities may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Company Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL.

The Company has caused to be provided to us its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Company Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Company Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Company Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMPANY SHARES.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Company Shares tendered (and not properly withdrawn) pursuant to the Offer and, promptly after the Expiration Date (and in any event within three (3) business days), pay for such Company Shares.

In all cases, payment for Company Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates (if any) representing such Company Shares or confirmation of the book-entry transfer of such Company Shares into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Company Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. See “The Tender Offer—Section 3. Procedures for Tendering Company Shares.”

For purposes of the Offer, if and when Buyer Entities give oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Company Shares pursuant to the Offer, then Buyer Entities have accepted for payment and thereby purchased Company Shares validly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor in the institution designated by the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Company Shares, regardless of any extension of the Offer or any delay in payment for Company Shares.

If any tendered Company Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates (if any) are submitted for more Company Shares than are tendered, certificates for such unpurchased Company Shares will be returned (or new certificates for the Company Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Company Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Company Shares,” such Company Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	PROCEDURES FOR TENDERING COMPANY SHARES.

Valid Tender of Company Shares. To validly tender Company Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Company Shares, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (i) certificates (if any) representing Company Shares tendered must be delivered to the Depositary and Paying Agent; or (ii) such Company Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below)), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Company Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Buyer Entities may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Company Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Company Shares by causing DTC to transfer such Company Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. An Agent’s Message in lieu of the Letter of Transmittal must be transmitted to and received by the Depositary and Paying Agent prior to the Expiration Date if shares are tendered through book-entry transfer. The confirmation of a book-entry transfer of Company Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) of Company Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Company Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Company Shares or book-entry shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Company Shares or book-entry shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, stock powers will not be required as the signatures on the Letter of Transmittal should be guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates (if any) representing Company Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH

DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Buyer Entities will pay for Company Shares validly tendered (and not properly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates (if any) for (or a timely Book-Entry Confirmation with respect to) such Company Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders will not be paid at different times depending upon when certificates (if any) for Company Shares or Book-Entry Confirmations with respect to Company Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Buyer Entities pay interest on the purchase price of Company Shares, regardless of any extension of the Offer or any delay in making such payment. If your Company Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Company Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.

Binding Agreement. Our acceptance for payment of Company Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Buyer Entities’ designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Company Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Company Shares or other securities issued or issuable in respect of such Company Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Company Shares. Such appointment is effective when, and only to the extent that, we accept for payment Company Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Company Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon our payment for such Company Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Company Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Company Shares will be determined by us in our sole and absolute discretion (which may be delegated to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Company Shares to challenge our determination in a court of competent jurisdiction. Buyer Entities reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Buyer Entities also reserve the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Buyer Entities’ interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Company Shares to challenge our determination in a court of competent jurisdiction.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Company Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on February 8, 2026), or in the event the Offer is further extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Company Shares may be withdrawn at any time after March 10, 2026, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Buyer Entities have accepted for payment the Company Shares validly tendered in the Offer.

For a withdrawal of Company Shares to be effective, a written notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the record holder of the Company Shares to be withdrawn, if different from that of the person who tendered such Company Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Company Shares have been tendered for the account of any Eligible Institution. If Company Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Company Shares,” the broker, dealer, commercial bank, trust company or other nominee that tendered through book-entry transfer must submit a withdrawal request through DTC to be credited with the withdrawn Company Shares. If certificates (if any) representing the Company Shares or book-entry shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates (if any) must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion (which may be delegated to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Company Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Company Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Company Shares may not be rescinded, and any Company Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be re-tendered by following one of the procedures for tendering Company Shares described in “The Tender Offer—Section 3. Procedures for Tendering Company Shares” at any time prior to the expiration of the Offer.

If Buyer Entities extend the Offer, delay their acceptance for payment of Company Shares, or are unable to accept for payment Company Shares pursuant to the Offer, for any reason, then, without prejudice to Buyer Entities’ rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Buyer Entities’ behalf, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.	CERTAIN INFORMATION CONCERNING THE COMPANY.

The following description of the Company and its business has been taken from: (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025; (ii) the Company’s Periodic Report on Form 10-Q for the nine months ended September 30, 2025, filed with the SEC on November 5, 2025; and (iii) the Company’s Current Report on Form 8-K, filed with the SEC on December 15, 2025, and is qualified in its entirety by reference to such Form 10-K, Form 10-Q and Form 8-K.

The Company is a biotechnology company that was historically working to change what’s possible for people living with T cell-driven autoimmune diseases. The Company’s approach leveraged cell-targeted lipid nanoparticle to selectively deliver small interfering RNA to T cells.

The Company was incorporated in the state of Delaware October 21, 2016 under the name Torus Therapeutics, Inc. (“Torus”). On November 17, 2017, Torus changed its name to Generation Bio Co. The Company’s headquarters are located at 301 Binney Street, Cambridge, MA 02142. The Company’s telephone number is (617) 655-7500.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is https://www.sec.gov. Information relating to the Offer is also available online under the “News & Events” subsection of the “Investors” section of the Company’s website at https://generationbio.com/. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by the Company. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Merger Sub or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

6.	CERTAIN INFORMATION CONCERNING BUYER ENTITIES.

General. Merger Sub is a Delaware corporation with its principal offices located at 2200 Powell Street, Suite 310, Emeryville, California. The telephone number of Merger Sub is (510) 204-7200. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed for the purpose of making a tender offer for all of the Company Shares and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Parent is a Nevada corporation with its principal offices located at 2200 Powell Street, Suite 310, Emeryville, California 94608. The telephone number of Merger Sub is (510) 204-7200.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Buyer Entities (the “Item 3 Persons”) and certain other information are set forth in Schedule A hereto.

During the last five years, neither of Buyer Entities nor, to the knowledge of Buyer Entities, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement and convictions that have been overturned on appeal) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as otherwise described in this Offer to Purchase, neither of Buyer Entities nor, to the knowledge of Buyer Entities, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, neither of Buyer Entities nor, to the knowledge of Buyer Entities, any of the Item 3 Persons, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Merger Sub or any of their subsidiaries or, to the knowledge of Parent, Merger Sub or any of the Item 3 Persons, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

As of January 8, 2026, neither of Buyer Entities nor any of Buyer Entities’ executive officers and directors beneficially owned any Company Shares. No transactions with respect to the Company Shares have been effected by Buyer Entities, or, to Buyer Entities’ knowledge after making reasonable inquiry, any of the directors, executive officers or affiliates of Buyer Entities, during the 60 days prior to the date of this Offer to Buyer Entities.

Notwithstanding the foregoing, in connection with the execution of the Merger Agreement, Buyer Entities entered into Tender and Support Agreements (as described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreements”) with each of the Tender and Support Agreement Parties (as defined in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreements”), which parties in the aggregate, beneficially own approximately 15.38% of the outstanding Company Shares as of December 18, 2025.

Available Information. Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Parent’s securities, any material interests of such persons in transactions with Parent, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Parent’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Parent, who file electronically with the SEC. The address of that site is https://www.sec.gov. Parent also maintains an Internet website at https://www.xoma.com. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to

Purchase or any of Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

7.	SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Summary of the Merger Agreement.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that the Company filed with the SEC on December 15, 2025. The Merger Agreement may be examined, and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 6. Certain Information Concerning Buyer Entities.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Buyer Entities, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Buyer Entities, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Offer. The Merger Agreement provides that Buyer Entities will commence the Offer no later than January 9, 2026. Buyer Entities’ obligation to accept for payment and pay for Company Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer,” the Merger Agreement provides that Buyer Entities will, as promptly as practicable after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer.

Pursuant to the terms of the Merger Agreement, the Offer Price consists of (i) a cash amount per Company Share of $4.2913 (the “Cash Amount”) and (ii) one non-tradeable CVR for each Company Share, which represents the right to receive potential payments, in cash, described herein, and subject to and in accordance with the terms and conditions of, the CVR Agreement, payable without interest.

Buyer Entities expressly reserve the right, in their sole discretion, to: (i) waive, in whole or in part, any Offer Condition described in “The Tender Offer—Section 9. Conditions of the Offer”, other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that the Company’s consent is required for Buyer Entities to:(i) reduce the number of Company Shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock or material to the holders of Company Common Stock, (v) except as otherwise provided in Section 2.01 of the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Common Stock or material to the holders of Company Common Stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, Buyer Entities may elect to (and if so requested by the Company, will) extend the Offer: (A) for one or more consecutive increments of such duration as requested by the Company, but not more than ten (10) business days each (or for such longer period as may be agreed to by Merger Sub, Parent and the Company); provided, however, that in no event shall Parent and Merger Sub be permitted to extend the Offer beyond one minute after 11:59 p.m. Eastern time on April 15, 2026 without prior written consent of the Company, if at the scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, and (B) Buyer Entities shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Buyer Entities shall not be permitted or required to extend the Offer beyond the Outside Date.

Unless the Merger Agreement is terminated in accordance with its terms, Buyer Entities shall not terminate or withdraw the Offer prior to its scheduled expiration date (as may be extended pursuant to the terms of the Merger Agreement). In the event the Merger Agreement is validly terminated in accordance with its terms, Buyer Entities will promptly and irrevocably terminate the Offer and return, and will cause any depository acting on behalf of Buyer Entities to return, all tendered Company Shares to the registered holders thereof.

Conversion of Capital Stock at the Effective Time. Except as provided in Section 3.08(b) and Section 3.08(d) of the Merger Agreement, each Company Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price, (the “Merger Consideration”). As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.08(c) of the Merger Agreement without interest. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on Company Shares shall lapse in full and will be of no further force or effect, and all Company Shares shall be fully vested as of the Effective Time.

Each share of Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

The Merger. The Merger Agreement provides that, as soon as practicable following the Offer Closing Time and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Merger Sub and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

Immediately following the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety to be in the form attached as Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

Immediately following the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation other than as set forth in the Merger Agreement.

Treatment of Equity Awards.

As of immediately prior to the Offer Closing Time, the vesting for each outstanding and unvested Company Option will be accelerated and, after giving effect to such accelerated vesting, at the Effective Time (A) each Company Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of the Common Stock underlying such In-the-Money Option at the Effective Time by (y) the number of shares of the Common Stock underlying such In-the-Money Option at the Effective Time and (B) each Company Option that has a per share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) will be automatically cancelled for no consideration. Unless otherwise determined by the Company Board, no later than five (5) Business Days prior to the Effective Time, each Company Restricted Stock Unit Award that is then outstanding and unvested shall become vested in full and shall be settled by issuing to the holder a number of shares of Company Common Stock underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for taxes, which may be satisfied by net share settlement) and such shares of Company Common Stock issued in respect of the Company Restricted Stock Unit Awards shall be treated in the same manner as other shares of Company Common Stock at the Effective Time.

Prior to the Effective Time, the Company shall take all reasonable actions required to (A) terminate the Company’s 2020 Employee Stock Purchase Plan, as of immediately prior to the Merger Closing Date and (B) provide that no new offering period shall commence after the date of the Merger Agreement.

Employee Matters. Effective as of the day immediately preceding the day on which the Effective Time occurs, the Company shall terminate any and all 401(k) plans, any employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA and any similar benefits plan.

Conditions to Each Party’s Obligation to Effect the Merger. The obligation of the Company and Buyer Entities to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(i) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or applicable Law, in each case, preventing or prohibiting the consummation of the Merger shall be in effect.

(ii) Consummation of the Offer. Buyer Entities shall have irrevocably accepted for payment all Company Shares validly tendered and not properly withdrawn pursuant to the Offer and Buyer Entities shall have consummated the Offer.

The Company Board Recommendation. As described above, and subject to the provisions described below, the Company Board has recommended that the stockholders of the Company accept the Offer and tender their Company Shares to Buyer Entities pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” The Company Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Reasonable Best Efforts. Each of the Company, Parent and Merger Sub has agreed to use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII of the Merger Agreement to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to the Merger Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement. In addition and without limiting the foregoing, the Company and the Company Board and the Special Committee shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law (as defined below) or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement.

Termination. The Merger Agreement may be terminated prior to the Offer Closing Time as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m. Eastern time on April 15, 2026 (the “Outside Date”) or (B) the Offer shall have expired or been terminated and have not been extended in accordance with its terms and in accordance with the Merger Agreement without Buyer Entities having accepted for payment any Company Shares tendered in the Offer; provided that the right to terminate the Merger Agreement pursuant to Section 9.01(b)(i) of the Merger Agreement shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Merger Sub to accept for payment any Company Shares tendered in the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of the Merger Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to Section 9.01(b)(ii) of the Merger Agreement shall not be available to any party thereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 of the Merger Agreement in respect of any such Legal Restraint;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Buyer Entities are not then in material breach of the Merger Agreement;

(d) by Parent if an Adverse Recommendation Change has occurred;

(e) by the Company (upon approval of the Special Committee), if (i) Buyer Entities fail to commence the Offer in violation of Section 2.01 of the Merger Agreement (other than primarily due to a material violation by the Company of its obligations under Section 2.02 of the Merger Agreement), (ii) Buyer Entities shall have terminated the Offer prior to its Expiration Date (as such Expiration Date may be extended in accordance with Section 2.01(a) of the Merger Agreement), other than in accordance with the Merger Agreement, (iii) Buyer Entities shall have failed to extend the Offer when required to do so in accordance with the terms of Article II of the Merger Agreement, or (iv) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Buyer Entities consummate the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within three (3) business days following the expiration of the Offer;

(f) by the Company (upon approval of the Special Committee), if (i) (x) Parent or Merger Sub breaches any of its representations or warranties contained in the Merger Agreement, which breach had or would reasonably be expected to, individually or in the aggregate with all such other breaches, result in a Parent Material Adverse Effect or (y) Parent or Merger Sub breaches or fails to perform any of its covenants contained in the Merger Agreement in any material respect, and (ii) the applicable breach or failure to perform cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided, in each case, that the Company is not then in material breach of the Merger Agreement; or

(g) by the Company, if (i) the Company Board authorizes the Company to terminate the Merger Agreement to enter into a definitive written agreement with respect to a Superior Company Proposal, (ii) the Company Board has complied in all material respects with its obligations under Section 6.02(b) of the Merger Agreement in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of the Merger Agreement pays, the Termination Fee (as defined below).

Termination Fee. The Company has agreed to pay Parent a termination fee of $840,000 (the “Termination Fee”) if:

(a) The Company terminates the Merger Agreement pursuant to Section 9.01(g) of the Merger Agreement; or

(b) Parent terminates the Merger Agreement pursuant to Section 9.01(d) of the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary, the parties thereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

In the event Parent receives the Termination Fee, such Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except as otherwise provided in the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, and the last sentence of Section 7.01 of the Merger Agreement, Section 9.02 of the Merger Agreement, Section 9.03 of the Merger Agreement and Article X of the Merger Agreement, and any definitions contained in the Merger Agreement and referred to but not contained in any such provisions, will survive such termination. Without limiting the generality of the foregoing, Buyer Entities acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligations to irrevocably accept for payment or pay for the Company Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII of the Merger Agreement, will be deemed to constitute a Willful Breach of a covenant of the Merger Agreement. In the event of any termination of the Merger Agreement resulting from a party’s fraud or Willful Breach of any representation, warranty or covenant set forth in the Merger Agreement, such party shall be liable for each other party’s reasonable and documented costs and expenses incurred in connection with enforcing the Merger Agreement by legal action against the first party for such Willful Breach to the extent such enforcement actions result in a judgment against the first party and such party shall have the right to seek damages based on loss of the economic benefit of the Transactions to the other party.

Conduct of Business Pending the Merger. The Company has agreed that, from the date of the Merger Agreement to the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by the Merger Agreement, the Company shall use commercially reasonable efforts to carry on its business in the ordinary course of business. In addition, except as set forth in Section 6.01 of the Company’s disclosure letter provided under the Merger Agreement or otherwise expressly and specifically permitted or required by the Merger Agreement or required by applicable Law, during the Pre-Closing Period, neither the Company nor its Subsidiaries shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $50,000 or materially limits or otherwise restricts the Company or its affiliates, including, following the Merger Closing Date, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $50,000 or imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of Company Shares in connection with the withholding or surrender of Company Shares by holders of the Company Options and the Company Restricted Stock Unit Awards outstanding on the Agreement Date in order to pay the exercise price of the Company Options or to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the Agreement Date, and (B) the acquisition by the Company of the Company Options and the Company Restricted Stock Unit Awards in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c) other than as contemplated by the Merger Agreement, issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of Company Shares, other than issuances of Company Shares upon the vesting and settlement of the Company Restricted Stock Unit Awards and issuances of Company Shares upon the exercise of the Company Options in accordance with their terms or as contemplated by the Merger Agreement, issuances of Company Common Stock pursuant to the 2020 Employee Stock Purchase Plan in accordance with its terms or the withholding of Company Shares upon the vesting and settlement of the Company Restricted Stock Unit Awards to satisfy Tax withholding obligations thereunder;

(d) amend its certificate of incorporation, the Company’s Bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e) form any Subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f) except as provided pursuant to the terms of any Company Employee Plan as in effect on the Agreement Date or pursuant to applicable Law, (i) adopt, enter into, establish, materially amend or modify any collective bargaining agreement, Company Employee Plan (or plan or arrangement that would be a Company Employee Plan if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of the Company any increase in base compensation, (iii) grant to any director, employee or individual service provider of the Company any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company, (vi) take any action to vest or accelerate any rights or benefits under any Company Employee Plan, or the funding of any payments or benefits under any Company Employee Plan or (vii) hire any employee or individual service provider;

(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property Rights) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business or (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) in accordance with the Wind-Down Process;

(i) sell, assign, lease, license, transfer, pledge, encumber (other than Permitted Liens) or otherwise dispose of, permit to lapse or abandon any material Intellectual Property Rights owned by the Company (other than Intellectual Property Rights set forth in the rows highlighted in gray of the table in Section 4.11(a) of the Company Disclosure Letter that the Company has determined to abandon), other than in accordance with the Wind-Down Process, as required by applicable Law or in the ordinary course of business;

(j) (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) make or agree to make any capital expenditures;

(l) other than in connection with the Wind-Down Process, commence any Proceeding or pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $100,000 per payment, discharge, settlement, compromise or satisfaction or $100,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 of the Merger Agreement);

(m) make, change or revoke any material Tax election, change any annual Tax accounting period or any method of Tax accounting, file any amended material Tax Return, fail to timely file any material Tax Return required to be filed by it (taking into account extensions obtained in the ordinary course of business) or fail to pay any Tax that is due and payable (taking into account any applicable extension), enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any material Tax claim, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes (excluding extensions of time to file Tax Returns obtained in the ordinary course of business), grant any power of attorney with respect to Taxes, or enter into any Tax Sharing Agreement;

(n) other than in connection with the Wind-Down Process, amend, cancel or terminate any insurance policy naming the Company or its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) other than in connection with the Wind-Down Process, except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of Section 6.01 of the Merger Agreement, enter into, or materially modify in any respect, or expressly release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(q) renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries; or

(r) authorize, commit or agree to take any of the foregoing actions.

Access to Information. During the Pre-Closing Period, except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) to its properties, books and records, contracts and personnel, and, during such period, the Company shall use commercially reasonable efforts to furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request for the purpose of transition planning and not for the purpose of any adverse action or dispute between the parties or their Affiliates; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date or granting such access would violate any obligations of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective contract to which the Company is a party, (ii) such information relates to the applicable portions of the minutes of the meetings of the Company Board or the Special Committee (including any presentations or other materials prepared by or for the Company Board or the Special Committee) where the Company Board or the Special Committee discussed (or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other person, (B) any Company Takeover Proposal or (C) any Intervening Event, or (iii) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would reasonably be expected to jeopardize or result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such information, violate applicable Law or result in antitrust risk for the Company; provided that the Company will use its reasonable efforts to communicate the applicable information to Parent in a way that, in the Company’s and its counsel’s sole discretion, would not violate any applicable Law, contract or obligation or waive such a privilege. Nothing in the Merger Agreement shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. All information exchanged pursuant to Section 7.01 of the Merger Agreement shall be subject to the mutual nondisclosure agreement dated October 17, 2025 between the Company and Parent (as amended, the “Mutual Nondisclosure Agreement”).

Stockholder Litigation. During the Pre-Closing Period, subject to execution of a customary joint defense agreement and the preservation of the attorney-client or other applicable privilege, protection under the work product or other doctrine and protection of confidential information and except if the Company Board has made an Adverse Recommendation Change, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. During the Pre-Closing Period, in no event shall the Company enter into, agree to or publicly disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) existing as of the Agreement Date in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company’s organizational documents or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party, and Parent and the Surviving Corporation shall be bound thereby to the fullest extent available under the DGCL or other applicable Law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to Section 7.03(a) of the Merger Agreement and the rights provided under Section 7.03(a) of the Merger Agreement until full and final disposition of such claim. Parent shall cause the Surviving Corporation to perform its obligations under Section 7.03(a) of the Merger Agreement.

Stock Exchange Listing, SEC Filings and Financial Statements. Until the Effective Time, the Company shall (i) maintain its listing on Nasdaq and comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable current listing and governance rules and regulations of Nasdaq, (ii) file all reports and documents (including periodic reports on Form 10-K or 10-Q) with the SEC on a timely basis and in compliance with the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and all rules and regulations promulgated by the SEC thereunder, and (iii) prepare any financial statements (including any related notes, as well as pro forma financial statements) required to be filed with any periodic reports in compliance in all material respects with the published rules and regulations of the SEC applicable thereto.

Stock Exchange Delisting and Deregistration. The Surviving Corporation will cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten (10) days after the Merger Closing Date.

Rule 16b-3 Matters. Prior to the Effective Time, Parent will, and the Company may, take all steps required to cause any dispositions or cancellations of the Company’s equity securities (including derivative securities (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Merger Agreement or the Transactions by each individual who is a director or officer of the Company who is a covered Person for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 under the Exchange Act.

Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board and the Special

Committee have taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08 of the Merger Agreement, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to the Merger Agreement or the Transactions.

Public Announcements. Buyer Entities, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.05 of the Merger Agreement shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, or Adverse Recommendation Change that is not the result of a material breach of Section 6.02 of the Merger Agreement. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Merger Sub or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of the specified dates therein. The assertations embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the Company to Parent in connection with the Merger Agreement.

The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, the Company has made representations and warranties to Buyer Entities with respect to, among other things:

•	Due organization; subsidiaries

•	Organizational documents

•	Capitalization

•	Authority; binding nature of agreement

•	Non-contravention; consents

•	SEC filings; financial statements

•	Absence of undisclosed liabilities

•	Information supplied

•	Absence of changes

•	Tax matters

•	Agreements, contracts and commitments

•	Proceedings; judgments

•	Real property; leasehold

•	Compliance, permits; restrictions

•	Environmental matters

•	Employee and labor matters; benefit plans

•	Intellectual property

•	Insurance

•	Privacy and data security

•	No financial advisors

•	Certain payments

•	Trade control laws

•	No rights agreement; anti-takeover provisions

•	Opinion of financial advisor

•	No vote required

•	No other representations or warranties.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of the Company or (ii) the ability of the Company to consummate the Transactions; provided that, for purposes of clause (i), none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which the Company operates, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the Agreement Date, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (including COVID-19 Measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions (including any actions required to effect the Wind-Down Process), including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company

(provided that this clause (G) shall not apply to the representations and warranties set forth in Section 4.05 of the Merger Agreement or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (H) any reduction in the amount of the Company’s cash and cash equivalents as a result of expenditures made by the Company related to the Wind-Down Process, (I) the Company’s compliance with the covenants contained in the Merger Agreement, or (J) any action taken by the Company at Parent’s express written request or with Parent’s express written consent, except in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a the Company Material Adverse Effect).

In the Merger Agreement, Buyer Entities have made representations and warranties to the Company with respect to:

•	Organization, standing and power

•	Merger Sub

•	Authority; execution and delivery; enforceability

•	No conflicts; consents

•	Information supplied

•	Brokers

•	Litigation

•	Ownership of Company Common Stock

•	Sufficient funds

•	Competing businesses

•	No foreign person

Some of the representations and warranties in the Merger Agreement made by Buyer Entities are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

None of the representations, warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time or which will otherwise survive the consummation of the Merger pursuant to the terms of the Merger Agreement or the Mutual Nondisclosure Agreement.

Specific Performance. The parties have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to the Merger Agreement shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in the courts of the State of Delaware without proof of damages or otherwise (and each party has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Offer Conditions. The Offer Conditions are described in “The Tender Offer—Section 9. Conditions of the Offer.”

CVR Agreement. At or prior to the Offer Closing Time, Buyer Entities expect to enter the CVR Agreement with Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company (the “Rights Agent”), which provides for, among other things, the delivery to holders of outstanding Common Stock (“CVR Holders”) certain CVRs of the Company. Each CVR represents the contractual right to receive a pro rata share of certain contingent cash payments equal to “CVR Proceeds” calculated as, without duplication, the amount equal to:

•

if the amount of Closing Net Cash, recalculated by Parent pursuant to the procedures set forth in the CVR Agreement no later than 120 days following the Merger Closing Date (the “Final Net Cash”) is greater than $28.97 million (the “Signing Net Cash”), then the amount equal to (1) the Final Net Cash minus (2) the Signing Net Cash (the “Net Cash Excess”), if any; minus

•	if the Final Net Cash is less than the Signing Net Cash, then the amount equal to (1) the Signing Net Cash minus (2) the Final Net Cash (the “Net Cash Shortfall”), if any; plus

•

cash payments, realized or received after the Merger Closing Date, equal to (1) the return of the security deposit by BMR-Rogers Street LLC (the “Landlord”), which equals $2,051,444 after deducting any amount used, applied or retained by the Landlord pursuant to that certain Lease, dated August 2, 2018, between the Company and the Landlord regarding the premises located on the first floor and the fourth floor of the building at 301 Binney Street, Cambridge, Massachusetts (the “Binney Lease”), (2) any interest accrued on the bank account maintained by Parent or its Affiliate that contains future lease payment obligations under the Binney Lease transferred by the Company immediately following the Closing provided that Parent may retain from such interest in an amount not to exceed $500,000 to fund reasonable and documented out-of-pocket costs and expenses incurred by Parent or its Affiliates in connection with the Binney Lease (the “Binney Lease Holdback”), and (3) (i) if the amount of up to $30,000,000 allocated to future lease payment obligations under the Binney Lease as of the Merger Closing Date (the “Binney Lease Arrangement Amount”) exceeds the amount paid to the Landlord for settlement and discharge of the obligations of the Company under the Binney Lease (the “Binney Settlement Amount”) pursuant to a termination or other resolution of the Binney Lease by more than $10,000,000, then 100% of the first $10,000,000 and 90% of the remaining amount by which the Binney Lease Arrangement Amount exceeds the Binney Settlement Amount pursuant to such termination or other resolution of the Binney Lease, or (ii) if the amount by which the Binney Lease Arrangement Amount exceeds the Binney Settlement Amount is less than $10,000,000, then 90% of the amount by which the Binney Lease Arrangement Amount exceeds the Binney Settlement Amount, in each case, net of (X) any amounts used or retained by the Landlord and (Y) reasonable, documented out-of-pocket costs and expenses (excluding any taxes) incurred by Parent in connection with the termination, settlement or resolution of the Binney Lease, to the extent not otherwise reimbursed from the Binney Lease Holdback (the “Binney Lease Receivable Amount”), if any; plus

•

Net Proceeds, as defined in the CVR Agreement, during the 10-year CVR period, starting at 70% of net proceeds, subject to certain exceptions, for transactions in years 1–2 following the Merger Closing Date, 60% in years 3–4 following the Merger Closing Date, 50% in years 5–6 following the Merger Closing Date, and 30% in years 7–10 following the Merger Closing Date with respect to the Legacy Assets (which is defined in the CVR Agreement as (a) intellectual property rights of the Company existing as of the Merger Closing Date, if any, (b) any continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues of any of the patents included in such intellectual property rights, (c) any patents that issue on any of the foregoing, and (d) any corresponding foreign patents to the foregoing) (such programs, “Legacy Assets”) if a Legacy Assets Transaction (which is defined in the CVR Agreement as “a product-level financing arrangement for, or the sale, transfer, license or other disposition by Parent or any of its Affiliates, including the Company (after the Merger), of all or any part of any Legacy Assets”) (a “Legacy Assets Transaction”) occurs within five years following the Merger Closing Date (the “Legacy Assets Transaction Period”) if there remain any unused funds in the Legacy Assets Maintenance Fund (as defined in the CVR Agreement) following the end of the Expiration Date (such funds, the “Remaining Funds”), then 100% of such Remaining Funds, if any; plus

•

a percentage of Net Proceeds (if any), starting at 90% in years 1–3 following the Merger Closing Date, 80% in years 4–5 following the Merger Closing Date, 70% in years 6–7 following the Merger Closing Date, and 50% in years 8–10 following the Merger Closing Date with respect to the Company’s existing Collaboration and License Agreement, dated March 23, 2023, with ModernaTX, Inc., as amended (the “Moderna Collaboration”) during the 10-year CVR period (the “Moderna Collaboration Proceeds”), if any.

We cannot predict whether any CVR Proceeds will be received or, if any CVR Proceeds are received, the amount or timing of any such receipt. In connection with the Offer, Buyer Entities did not engage any independent valuation firm to conduct an analysis of the potential value of the CVR Proceeds or receive any material non-public information assessing the value of the CVR Proceeds. Buyer Entities are relying on the Company’s estimate of the CVR Proceeds that would be payable.

The Company estimates the maximum contingent CVR Proceeds that would be payable pursuant to the CVRs (assuming all of the CVR Proceeds are earned) will be approximately $25.01 per Company Share. This estimate was derived based on the Company’s estimates of proceeds that are likely to become payable under the Moderna Collaboration during the 10-year CVR period, minus estimated expenses, such as intellectual property maintenance and reimbursement expenses. The estimate of maximum CVR Proceeds (i) assumes that there will be no positive or negative adjustment to the CVR Proceeds because of a Net Cash Excess or a Net Cash Shortfall, respectively, and (ii) does not include CVR Payments potentially payable with respect to the Binney Lease Receivable Amount or the Legacy Assets Transaction Proceeds. There can be no assurance that the CVR Holders will receive any payments under the CVR Agreement or in connection with the CVRs, nor is there any assurance regarding the exact amount of any such CVR Proceeds or the timing of any such payment. Accordingly, in deciding whether to tender your Company Shares into the Offer, you should understand that it is possible that no payment will be made pursuant to the CVRs.

The “CVR Payment Date” means (a) with respect to any Net Cash Excess, no later than thirty (30) days following the final determination of the Final Net Cash; (b) with respect to any Binney Lease Receivable Amount, no later than thirty (30) days following the later of the (i) final determination of the Final Net Cash and (ii) termination of the Binney Lease; (c) with respect to any Legacy Assets Transaction Proceeds, no later than thirty (30) days following the later of the (i) final determination of the Final Net Cash and (ii) receipt of the corresponding portion of Gross Proceeds (as defined in the CVR Agreement) by Parent or any of its Affiliates, pursuant to which Legacy Assets Transaction Proceeds are payable to CVR Holders; and (d) with respect to any Moderna Collaboration Proceeds, no later than thirty (30) days following the later of the (i) final determination of the Final Net Cash and (ii) receipt of the corresponding portion of Gross Proceeds by Parent or any of its Affiliates, pursuant to which Moderna Collaboration Proceeds are payable to CVR Holders.

In the event that the applicable proceeds are not achieved prior to the last applicable CVR Payment Date, the CVR Holders will not receive any payment pursuant to the CVR Agreement. The date on which the Legacy Assets Transaction Period expires is the “Expiration Date.”

The right to the contingent payments contemplated by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement. The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent (and, following the Effective Time, the Surviving Corporation) or any of its affiliates. Except for any interest accrued on the Binney Lease Receivable Amount in excess of the Binney Lease Holdback and otherwise payable to the CVR Holders as part of the Binney Lease Receivable Amount, no interest will accrue on any amounts payable in respect of the CVRs. References to “Buyer Entities” with respect to post-closing obligations under the CVR Agreement in this Item 3 under the heading “Form of Contingent Value Rights Agreement” include the Surviving Corporation from and after the Effective Time.

Parent shall (or shall cause its Affiliates to) use commercially reasonable efforts to expend the portion that was set aside as part of the Estimated Costs Post-Merger Closing (as defined in the CVR Agreement) reserved for Parent and Legacy Assets Maintenance Fund to maintain the Legacy Assets and pursue one or more Legacy Assets Transactions.

During the Legacy Assets Transaction Period, Parent will not terminate or abandon the required maintenance of the Legacy Assets, including by failing to use commercially reasonable efforts to preserve and maintain the Legacy Assets except, following the expiration of Legacy Assets Transaction Period, to the extent that Parent determines in good faith that such Legacy Assets are no longer commercially viable.

Parent will also comply with maintenance obligations relating to the certain intellectual property required by any license or related term set forth in any Legacy Assets Transaction Agreement (as defined in the CVR Agreement), to the extent such intellectual property is contemplated by said Legacy Assets Transaction Agreement.

During the Legacy Assets Transaction Period, Parent will, and will cause its subsidiaries, licensees and rights transferees to, use commercially reasonable efforts to enter into one or more Legacy Assets Transaction Agreements as promptly as practicable following the Effective Time.

Parent shall cause the Company to timely and fully perform, observe, and discharge all obligations under the Binney Lease in accordance with its terms and shall not take any action or omit to take any action that would, or would reasonably be expected to, result in a breach, default, termination, or other contravention of the Binney Lease or the obligations of Parent and its Affiliates (including the Company) with respect to the Binney Lease, or otherwise impair any rights of the Company under the Binney Lease. Parent shall cooperate in good faith with the CVR Holders of not less than thirty percent (30%) of outstanding CVRs (the “Acting CVR Holders”) or the then-appointed representative appointed by the CVR Holders (the “Representative”), as applicable, to finalize the Binney Lease Settlement as promptly as practicable following the Effective Time and take all actions reasonably necessary or advisable to maximize the Binney Lease Receivable Amount until the Binney Lease Arrangement is settled in accordance with the terms of the CVR Agreement.

In the event that any of Buyer Entities desires to consummate a Change of Control (as defined in the CVR Agreement) prior to the final CVR Payment Date, such Buyer Entity or its successor, as applicable depending upon the structure of the Change of Control, will cause the person acquiring the Buyer Entity to assume the Buyer Entity’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under the CVR Agreement. No later than five business days after the consummation of any Change of Control, Buyer Entities will deliver to the Rights Agent an officer’s certificate, stating that such Change of Control complies with the CVR Agreement and that all conditions precedent therein relating to such transaction have been complied with.

Until such time as the Expiration Date occurs, (i) Parent will, and will cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Parent and its Subsidiaries regarding its and their activities (including its and their resources and efforts) with respect to entering into Legacy Assets Transaction Agreements and (ii) to the extent Parent or Affiliate licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and contracts (in each case to the extent comprising Legacy Assets), Parent will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Parent to comply with its obligations under the CVR Agreement.

Upon the reasonable written request from the Acting CVR Holders or the Representative, as applicable, and subject to the Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent has agreed to provide (i) during the Legacy Assets Transaction Period, the Acting CVR Holders or the Representative, as applicable, with a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of Legacy Assets Transactions and (ii) the anticipated timing of receiving payments in respect of such Legacy Assets Transactions, in each case up to one time in a fiscal quarter of each calendar year.

The Representative, Buyer Entities and the Rights Agent, without the consent of any CVR Holders, may amend the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such change is adverse to the interests of the CVR Holders. With the consent of at least 30% of the CVR Holders (the “Acting CVR Holders”), the Representative, Parent, Merger Sub and the Rights Agent may amend the CVR Agreement, even if such change is materially adverse to the interests of the CVR Holders.

Buyer Entities will indemnify the Rights Agent against any loss, liability, damage, judgment, fine, penalty, cost or expense arising out of or in connection with the Rights Agent’s duties under the CVR Agreement, including reasonable and documented out-of-pocket expenses and expenses of defending Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under the CVR Agreement or enforcing its rights thereunder, unless such loss has been determined by a court of competent jurisdiction to be as a result of the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct.

The CVR Agreement will be terminated upon the earliest to occur of (i) the mailing by the Rights Agent to each CVR Holder all CVR payment amounts, if any, (ii) the delivery of written notice of termination duly executed by Buyer Entities and the Acting CVR Holders, or (iii) the Expiration Date, subject to certain reporting obligations by Parent to the Acting CVR Holders or the Representative, as applicable, pursuant to the CVR Agreement.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(3) of the Schedule TO.

Tender and Support Agreements. In connection with the execution and delivery of the Merger Agreement, two of the Company’s current directors, Jason Rhodes and Geoff McDonough, and one of the Company’s current stockholders, Atlas Venture Fund X, L.P., a Delaware limited partnership (“Atlas Venture Fund”), on behalf of itself and certain of its affiliates (collectively, the “Atlas Entities,” and collectively with Jason Rhodes and Geoff McDonough, the “Supporting Stockholders”), which Atlas Entities are affiliated with Jason Rhodes, in their respective capacities as stockholders of the Company, each entered into tender and support agreements (collectively, the “Tender and Support Agreements”) with Parent and Merger Sub, pursuant to which each Supporting Stockholder agreed to validly and irrevocably tender or cause to be validly and irrevocably tendered all of the Company Shares held by such Supporting Stockholder (collectively, the “Tender Shares”) free and clear of all liens (other than certain limited permitted liens), in the Offer. If a Supporting Stockholder acquires Tender Shares after the date of the Tender and Support Agreement and prior to the Tender Agreement Expiration Date (as defined below), the Supporting Stockholder has agreed to validly and irrevocably tender or cause to be validly and irrevocably tendered such Tender Shares. The Tender and Support Agreements further provide that from the date of the Tender and Support Agreement until the Tender Agreement Expiration Date (the “Support Period”), each Supporting Stockholder will not (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose of any of its Tender Shares, or enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer, other than in connection with certain limited exceptions, and (ii) tender or permit to be tendered any of its Tender Shares in response to, or otherwise in connection with, any tender or exchange offer other than the Offer. The Tender and Support Agreements also provides that during the Support Period, each Supporting Stockholder will (i) not deposit or otherwise transfer any of its Tender Shares into a voting trust or any voting agreement or arrangement, (ii) not enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer of any of its Tender Shares, (iii) not grant any proxy, power of attorney, consent right or other authorization with respect to any of the Tender Shares held by such Supporting Stockholder with respect to any matter that is, or is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement, and (iv) ensure that no action is taken or permitted that would in any material way restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations under the Tender and Support Agreement, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Supporting Stockholder’s ability to timely perform its obligations under the applicable Tender and Support Agreement. The Supporting Stockholders own approximately 15.38% of the outstanding Company Shares as of December 18, 2025. The Tender and Support Agreements will terminate upon the earliest of (i) the date and time upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the date and time upon which the Merger becomes effective, (iii) the amendment of the Merger Agreement, without the prior written consent of the Supporting Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholder of the Company pursuant to the terms of the Merger Agreement, (iv) the mutual written agreement of the parties to terminate the Tender and Support Agreement, (v) any material breach of the Tender and Support Agreement or the Merger Agreement by Parent or Merger Sub, or (vi) the approval, recommendation, encouragement or support by the Company Board of an alternative transaction in compliance with Section 6.02 (No-Solicitation) of the Merger Agreement.

This summary and description of the material terms of the Tender Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender and Support Agreement, which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated by reference herein.

Mutual Nondisclosure Agreement.

On October 17, 2025, the Company and Parent entered into the Mutual Nondisclosure Agreement, pursuant to which, subject to certain limitations, the parties agreed to, and to cause their respective affiliates and their (and their affiliates’), respective officers, directors, employees, agents, and legal, accounting and financial advisors to, for a period continuing until October 16, 2026, keep confidential certain non-public information about the other party and not to use such non-public information, except for the specific purpose of exploring a possible negotiated transaction between the Company (and/or any of its affiliates) and Parent (and/or any of its affiliates).

This summary and description of the material terms of the Mutual Nondisclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the Mutual Nondisclosure Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

8.	SOURCE AND AMOUNT OF FUNDS.

The Offer is not conditioned upon Buyer Entities’ ability to finance the purchase of Company Shares pursuant to the Offer. Buyer Entities estimate that the total amount of funds required to consummate the Merger pursuant to the Merger Agreement and to acquire all of the Company Shares pursuant to the Offer and the Merger Agreement is approximately $28.97 million. We do not believe our financial condition is relevant to your decision whether to tender your Company Shares and accept the Offer because: (i) the Offer is being made for all outstanding Company Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; and (iii) if we consummate the Offer, we will acquire all remaining Company Shares for the same price in the Merger. Payments to be made pursuant to the CVRs, if any, will be made with the CVR Proceeds, if any. See

“The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—CVR Agreement.” Holders of the CVRs will have no greater rights against Buyer Entities than those accorded to general unsecured creditors of Buyer Entities, including in the event of any bankruptcy.

9.	CONDITIONS OF THE OFFER.

Notwithstanding any other term of the Offer or the Merger Agreement, Buyer Entities shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer Entities’ obligation to pay for or return tendered Company Shares promptly after the termination or withdrawal of the Offer), pay for any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of Company Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, represent at least one Company Share more than 50% of the number of Company Shares that are then issued and outstanding as of the expiration of the Offer, which we refer to as the Minimum Tender Condition.

Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Buyer Entities shall not be required to accept for payment or, subject as aforesaid, to pay for any Company Shares not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i) there is any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the Transactions;

(ii) (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization), Section 4.08(a) of the Merger Agreement (Absence of Changes), Section 4.19 of the Merger Agreement (No Financial Advisors) and Section 4.25 of the Merger Agreement (Opinion of Financial Advisor)) is not true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”);

(B) any representation or warranty of the Company set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization) (other than with respect to Section 4.05(a) and (c)), Section 4.19 of the Merger Agreement (No Financial Advisors), Section 4.25 of the Merger Agreement (Opinion of Financial Advisor), and the Closing Cash Schedule (as defined in the Merger Agreement) is not true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date);

(C) any representation or warranty of the Company set forth in Sections 4.06(a) and (c) of the Merger Agreement (Capitalization) is not true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date); and

(D) any representation or warranty of the Company set forth in Section 4.08(a) of the Merger Agreement (Absence of Changes) is not true and correct in all respects as of such time;

(iii) the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation the Company’s obligations under Section 6.02 (No Solicitation) of the Merger Agreement;

(iv) Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer; or

(v) the Merger Agreement has been validly terminated pursuant to the Termination Condition.

The foregoing conditions are in addition to, and not a limitation of, the rights of Buyer Entities to extend, terminate or modify the Offer in accordance with the terms and conditions of the Merger Agreement.

The foregoing conditions are for the sole benefit of Buyer Entities and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Buyer Entities in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Merger Sub). Such rights of termination are described above in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination.” The failure by Buyer Entities or any other Affiliate of Buyer Entities at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

10.	DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that the Company will not (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Company Shares). See “Special Factors—Section 3. Price Range of Company Shares; Dividends” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Conduct of Business Pending the Merger.”

11.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Merger Sub’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Buyer Entities are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Company Shares by Buyer Entities pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Company Shares by Merger Sub or Parent pursuant to the Offer. In addition, except as set forth below, Buyer Entities are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Merger Sub’s acquisition or ownership of the Company Shares. Should any such approval or other action be required, Buyer Entities have agreed to use reasonable best efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to acquire any Company Shares in the Offer. See “The Tender Offer—Section 9. Conditions of the Offer.”

Antitrust. Based on a review of the information currently available relating to the businesses in which Parent and the Company are engaged and the consideration to be paid for the Company Shares, Buyer Entities have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR”) and the rules and regulations promulgated thereunder is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.

Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Buyer Entities believe that the acquisition of Company Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Buyer Entities cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See “The Tender Offer—Section 9. Conditions of the Offer.”

Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, the Company has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Tender Condition is satisfied and we accept Company Shares for payment pursuant to the Offer, we will hold a sufficient number of Company Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Merger Sub, Parent and the Company will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 251(h) the DGCL. See “Special Factors—Section 2. Purpose of the Offer and Plans for the Company” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, the Company has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless, among other exceptions: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock (but not the outstanding voting stock owned by the interested stockholder) held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions on business combinations contained in Section 203 of the DGCL also do not apply, among other possibilities, (i) to corporations that do not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders (unless the corporation’s certificate of incorporation expressly provides otherwise) or (ii) to interested stockholders who became interested stockholders at a time when the restrictions on business combinations did not apply because of the foregoing clause (i).

The Company has represented to us in the Merger Agreement that the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement and the timely consummation of the Offer and the Merger and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Offer Closing Time, to vote or otherwise exercise all rights as a stockholder of the Company. Buyer Entities have not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Buyer Entities reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger or the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger or the Merger Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Buyer Entities may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Buyer Entities might be unable to accept for payment or purchase Company Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Buyer Entities may not be obligated to accept for purchase, or pay for, any Company Shares tendered. See “The Tender Offer—Section 9. Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Company Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record or beneficial owners of Company Shares who: (i) did not tender their Company Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; (iii) do not thereafter withdraw their demand for appraisal of such Company Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the Company Shares for which the demand is made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the verified list to be filed with the Register in Chancery in the Delaware Court of Chancery will be entitled to demand appraisal of their Company Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Company Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL, if certain conditions are met. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Company Shares based on a judicial determination of the fair value of your Company Shares plus interest, if any, on the amount determined to be fair value.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Company Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Company Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Company Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Company Shares should assume that the Company will take no action to perfect any appraisal rights of any person.

The “fair value” of the Company Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Company Shares. Stockholders and beneficial owners of Company Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Buyer Entities and the Company may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Company Shares is less than the Offer Price.

Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

As discussed in the Schedule 14D-9, stockholders and beneficial owners of Company Shares wishing to exercise the right to seek an appraisal of their Company Shares under Section 262 of the DGCL must do ALL of the following:

•

within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Company Shares pursuant to and subject to the conditions of the Offer) and 20 days after the Schedule 14D-9 is provided, deliver to the Company at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Company Shares, which demand must reasonably inform the Company of the identity of the person seeking appraisal and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Company Shares, must also reasonably identify the holder of record of the Company Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

•

not tender his, her or its Company Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Company Shares prior to the time Buyer Entities accept properly tendered Company Shares for purchase); and

•	continuously hold of record or beneficially own, as applicable, the Company Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any stockholder who sells Company Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.

The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in detail in the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that the Company stockholders or beneficial owners of Company Shares exercise appraisal rights under Section 262 of the DGCL.

If you tender your Company Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Company Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Company Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Company Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Company Shares pursuant to the Offer and the amount paid per Company Share in the Merger or other business combination is at least equal to the amount paid per Company Share in the Offer. Neither Parent nor Merger Sub believes that Rule 13e-3 will be applicable to the Merger.

Litigation. As of the date of this Schedule TO, there have been no legal proceedings filed against the Company, the Company Board, Parent or Merger Sub in connection with the Offer. Lawsuits may be filed against the Company and the Company Board, and lawsuits may be filed against Buyer Entities, in connection with the Offer, the Merger and the related disclosures. Absent new or different allegations that are material, Buyer Entities will not, and understand that the Company will not, necessarily announce such filings.

12.	FEES AND EXPENSES.

Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Company Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Company Shares.

Except as set forth above, neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Company Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

13.	MISCELLANEOUS.

The Offer is being made to all holders of the Company Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Company Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Company Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Buyer Entities by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Buyer Entities.

Buyer Entities have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 5. Certain Information Concerning the Company.”

The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation of proxies which Buyer Entities or any of their affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Merger Sub, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Merger Sub, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

XRA 7 Corp.

XOMA Royalty Corporation

January 9, 2026

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF BUYER ENTITIES.

1.	XRA 7 Corp.

XRA 7 Corp. was incorporated for the purpose of consummating the Offer and effecting the Merger pursuant to the Merger Agreement. The following table sets forth information about the sole director and executive officer of XRA 7 Corp. as of January 9, 2026.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Owen Hughes, President, Treasurer, Secretary and Sole Director Officer/Sole Director Citizenship: United States	Mr. Hughes serves as Chief Executive Officer of XOMA Royalty Corporation and President, Treasurer, Secretary and Sole Director of XRA 7 Corp. Mr. Hughes has served as the Chief Executive Officer of Sail Bio, Inc., a private biotechnology company focused on addressing toxic proteinopathies, since February 2022 and served as the Chief Executive Officer and co-founder of Cullinan Oncology, Inc., a publicly-traded oncology company, from September 2017 to October 2021. Previously, Mr. Hughes served as the Chief Business Officer and Head of Corporate Development at Intarcia Therapeutics, Inc., a biotechnology company focused on type II diabetes, from February 2013 to August 2017. Prior to his operating roles, Mr. Hughes spent 16 years on Wall Street in various capacities, including roles at Brookside Capital, an operating division of Bain Capital and Pyramis Global Advisors, a Fidelity Investments Company. Mr. Hughes has served on the board of directors of Ikena Oncology, Inc., a publicly-traded oncology company, since December 2022. Mr. Hughes served on the board of directors of Radius Health, Inc., a publicly-traded biopharmaceutical company, from April 2013 to August 2022 until its sale to Gurnet Point Capital and Patient Square Capital; Translate Bio, Inc., a messenger RNA therapeutics company, from July 2016 until its acquisition by Sanofi in September 2021; and FS Development Corp. II, a special purpose acquisition company sponsored by Foresite Capital, from February 2021 to December 2021. Mr. Hughes received a B.A. in History from Dartmouth College.

The common business address and telephone number for the sole director and executive officer of Merger Sub is as follows: c/o XRA 7 Corp., 2200 Powell Street, Suite 310, Emeryville, California 94608, Tel: (510) 204-7200.

2.	XOMA Royalty Corporation

XOMA Royalty Corporation is a Nevada corporation whose primary business is as a biotechnology royalty aggregator with a sizable portfolio of economic rights to future potential milestone and royalty payments

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associated with partnered commercial and pre-commercial therapeutic candidates. The following table sets forth information about the executive officers and directors of XOMA Royalty Corporation as of January 9, 2026.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Owen Hughes Chief Executive Officer Citizenship: United States	Refer above.

Thomas Burns, Senior Vice President, Finance and Chief Financial Officer Citizenship: United States	Mr. Burns serves as Senior Vice President, Finance and Chief Financial Officer Chief Financial Officer of XOMA Royalty Corporation. Mr. Burns joined Parent in August 2006 and since then has held various senior finance and accounting roles, most recently as Vice President, Finance and Chief Financial Officer. Mr. Burns has over twenty-five years of experience in accounting and finance in both biotechnology and high-technology companies. Prior to his employment with Parent, he held multiple senior financial management positions at high-tech companies including Mattson Technology, IntruVert Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his Bachelor’s degree from Santa Clara University and his Masters of Business Administration from Golden Gate University.

Bradley Sitko, Chief Investment Officer Citizenship: United States	Mr. Sitko serves as Chief Investment Officer of XOMA Royalty Corporation. Mr. Sitko served as the Managing Director, Strategic Finance, at RTW Investments, LP from November 2019 to January 2023 and also served as a member of the board of directors of such firm’s Irish collective asset-management vehicle (ICAV), RTW Investments ICAV, and was Chief Financial Officer of Ji Xing Pharmaceuticals Limited, a Shanghai-based biopharmaceutical company, incubated by RTW Investments, LP. From March 2015 to November 2019, Mr. Sitko served as Vice President, Finance, Operations and Corporate Development of DNAnexus, Inc., a genetic data management company. Mr. Sitko also served as a Director at MTS Health Partners, an investment bank, from October 2008 to March 2015. Mr. Sitko received a B.A. in History and Sociology of Science from the University of Pennsylvania and an M.B.A. from Columbia Business School.

Maricel Montano, Chief Legal Officer Citizenship: United States	Ms. Montano serves as Chief Legal Officer of XOMA Royalty Corporation. Prior to joining Parent, from November 2010 to June 2025, Ms. Montano was an attorney at the law firm Gibson, Dunn & Crutcher LLP, where she advised public and private companies on mergers and acquisitions, royalty financings, equity and debt offerings, and governance matters. During her tenure at Gibson Dunn, Ms. Montano worked extensively with biotechnology clients. Ms. Montano received a B.A. in Economics from the University of California, Berkeley and a J.D. from the University of Southern California.

Jack L. Wyszomierski Chairman of the Board Citizenship: United States	Mr. Wyszomierski has been a director since August 2010 and was appointed Chairman of the Board in January 2024. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004, culminating in his appointment as Executive Vice President and Chief Financial

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Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Officer. Mr. Wyszomierski also serves on the Boards of Exelixis, Inc. and SiteOne Landscape Supply, Inc., and previously served on the Boards of Athersys, Inc. from 2010 to 2023 and Unigene Laboratories, Inc. from 2012 to 2013. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Heather L. Franklin Director Citizenship: United States	Ms. Franklin has been a director since August 2021. Ms. Franklin has over 30 years of broad biotechnology expertise. Since January 2025, she has served as Managing Director of 3D Chess Advisory LLC, a consulting firm focused on structuring and negotiation of licensing and acquisition transactions, and since February 2025, she has served as Executive Chairperson for Presage Biosciences Inc., a private biotechnology company. Previously, she was the founder of Blaze Bioscience, Inc. and led the company from its infancy to becoming a late clinical stage biotechnology company, and most recently served as its Executive Board Chair and as President and Chief Executive Officer from 2011 through 2024. She previously served as a member of the Board for Life Science Washington from 2020 through 2024. Prior to establishing Blaze Bioscience, Ms. Franklin spent 10 years at ZymoGenetics in positions of increasing responsibility, ultimately serving as Senior Vice President, Business Development. She was a member of the executive management team and was responsible for program management, strategic planning, pipeline marketing and business development, including structuring and negotiating in- and out-licenses and collaboration agreements for products at all stages of development from research through commercial. Earlier in her career, she held roles in program management at Amgen and Targeted Genetics. Ms. Franklin received her M.B.A. from The Wharton School of the University of Pennsylvania, her M.S. from the University of Washington and her B.S. from University of North Carolina at Chapel Hill.

Natasha Hernday Director Citizenship: United States	Ms. Hernday has been a director since July 2020. Ms. Hernday was the Chief Business Officer and a member of the Executive Committee for the formerly publicly-traded biotechnology company Seagen, Inc., where she worked from 2011 to 2023. She helped execute the sale of Seagen to Pfizer in 2023 and was a member of the executive integration planning team to merge the two oncology businesses. From 1994 through 2010, after starting her career in molecular and mammalian cell biology, Ms. Hernday served in various roles of increasing responsibility at Amgen Inc., including as Director, Mergers & Acquisitions and as Director, Out-Partnering. She serves on the Board of Directors of Firefly Bio, Inc., a private biotechnology company, and the Knight Campus External Advisory Board for the University of Oregon, and previously served on the Boards of PDL BioPharma, Inc. and Alpine Immune Sciences, Inc. Ms. Hernday received her B.A. in microbiology from the University of California at Santa Barbara and M.B.A. from Pepperdine University.

Barbara Kosacz Director Citizenship: United States	Ms. Kosacz has been a director since January 2019. From July 2020 until February 2024, Ms. Kosacz served as Chief Operating Officer and General Counsel of Kronos Bio, Inc. Ms. Kosacz was previously a partner at Cooley LLP from 1996 to 2001, and from 2002 to 2020, and has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early-stage startups to larger public companies, venture funds, investment banks and non-profit institutions. She serves on the Board of Directors of Athira Pharma, Inc., where she serves as Chair of the compensation committee, and on the Board of Directors of Scripps Research. She has also served on the Board of Directors of Phoenix Biotech

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Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Acquisition Corp., Locus Walk Acquisition Corp., and Arsenal Biosciences, Inc., where she served on the audit committee. She also has served as a member of the BIO Emerging Companies’ Section Governing Board, the Board of Trustees of the Keck Graduate Institute, and the advisory board of Locust Walk Partners. Ms. Kosacz has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley School of Law, Stanford University, the University of Pennsylvania and Columbia University on biotechnology law, biotech business models, corporate partnering negotiations and deal structures and bioethics. Recognized by Best Lawyers in America since 2008, Ms. Kosacz was listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business, and was recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” She received her Juris Doctor degree from the University of California, Berkeley School of Law, and her bachelor’s degree from Stanford University.

Joseph M. Limber Director Citizenship: United States	Mr. Limber has been a director since December 2012. Mr. Limber is a founder of Garda Therapeutics, Inc., for which he has served as President and Chief Executive Officer since December 2024. He previously served as the President and Chief Executive Officer and a member of the Board of Secura Bio, Inc. from February 2019 through October 2024. Prior to that, Mr. Limber served as President and Chief Executive Officer of Genoptix, Inc. from March 2017 through December 2018. Mr. Limber served as Executive Chairman of ImaginAb from January 2016 through November 2017. Mr. Limber served as President and Chief Executive Officer of Gradalis, Inc. from July 2013 through April 2015. Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, from December 2003 through April 2013 and as a member of its Board from January 2004 through April 2013. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University.

Matthew Perry Director Citizenship: United States	Mr. Perry has been a director since February 2017. Mr. Perry was the President of Biotechnology Value Fund Partners L.P. (“BVF Partners”) and portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that has focused on small cap, value-oriented investment opportunities for more than 20 years. Mr. Perry joined BVF Partners in December 1996 and has

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Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
been a successful lead investor in dozens of transactions. He has positively influenced corporate direction for numerous biotechnology companies during the course of his career. In January 2016, Mr. Perry was named to CTI BioPharma Corp.’s Board and was a member of its Compensation Committee until the company was sold in June 2023. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark. He holds a B.S. degree from the Biology Department at the College of William and Mary.

The common business address and telephone number for all the directors and executive officers of Parent is as follows: c/o XOMA Royalty Corporation, 2200 Powell Street, Suite 310, Emeryville, California 94608, Tel: (510) 204-7200.

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The Letter of Transmittal, certificates (if any) for Company Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:

If delivering by mail:	If delivering by express mail, courier, or other expedited service:

Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors, LLC

150 Clove Road, Suite 400

Little Falls, NJ 07424

You may call Alliance Advisors, LLC, the Information Agent for the Offer, toll-free at 1-855-206-0806 or email them at GBIO@allianceadvisors.com.